UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CBOE Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:
We cordially invite you to attend the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of CBOE Holdings, Inc. to be held on Thursday, May 18, 2017, at 9:00 a.m., local time, on the fourth floor of the Chicago Board Options Exchange, Incorporated, at 400 South LaSalle Street, Chicago, Illinois, 60605.
At the Annual Meeting, you will be asked to do the following:

•	elect 14 directors to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

•	approve, in a non-binding resolution, the compensation paid to our executive officers;

•	approve, in a non-binding resolution, the frequency that we will hold a non-binding vote on the compensation paid to our executive officers;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year; and

•	transact any other business that may properly come before the meeting and any adjournments and postponements of the meeting.
Enclosed with this letter are a formal notice of the Annual Meeting, a proxy statement and a form of proxy.
Please carefully review the form of proxy that you receive to confirm that it reflects all of your shares of our stock. If you hold stock in different accounts, you may need to complete multiple proxy cards to vote all of your shares.
If you plan to attend the Annual Meeting in person, please note that you will be required to provide acceptable documentation to gain access to the meeting. See the information under the heading "What do I need to do to attend our Annual Meeting?" in the attached proxy statement. If you cannot attend the Annual Meeting in person, a live webcast of the Annual Meeting will be provided on the Investor Relations section of our website at http://ir.CBOE.com, however, please submit your vote in advance. See the information under the heading "Will our Annual Meeting be webcast?" in the attached proxy statement.
Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please submit your proxy by Internet or telephone, or complete, sign, date and return the enclosed proxy using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.
We hope that you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Edward T. Tilly
Chairman and Chief Executive Officer
April 6, 2017

CBOE HOLDINGS, INC.
400 South LaSalle Street
Chicago, Illinois 60605
_____________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________

The 2017 Annual Meeting of Stockholders (the "Annual Meeting") of CBOE Holdings, Inc. will be held on Thursday, May 18, 2017, at 9:00 a.m., local time, on the fourth floor of the Chicago Board Options Exchange, Incorporated, at 400 South LaSalle Street, Chicago, Illinois, 60605, for the following purposes:

1.
To consider and act upon a proposal to elect 14 directors named in the proxy statement to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

2.	To consider and act upon a non-binding resolution to approve the compensation paid to our executive officers;

3.	To consider and act upon a non-binding resolution to approve the frequency that we will hold a non-binding vote on the compensation paid to our executive officers;

4.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year; and

5.	The transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.
You are entitled to vote at our Annual Meeting and any adjournments or postponements of the meeting if you were a stockholder of record at the close of business on March 21, 2017. We also cordially invite you to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by completing and returning your proxy card or by voting through the Internet or by telephone by following the instructions on your proxy card. For additional details, please see the information under the heading “How do I vote?” in the attached proxy statement.

By Order of the Board of Directors,

Joanne Moffic-Silver
Corporate Secretary
April 6, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2017:
The notice of the Annual Meeting and proxy statement are available on the Investor Relations section of our website at http://ir.CBOE.com/annual-proxy.aspx.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider in voting your shares of our common stock. Before voting, you should carefully read this entire Proxy Statement, as well as our 2016 Annual Report to Stockholders included in this mailing, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2016. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 6, 2017.

Annual Meeting Information

May 18, 2017	Chicago Board Options Exchange, Incorporated
9:00 a.m., local time	400 South LaSalle Street; Fourth Floor
Chicago, Illinois 60605
Stockholder Actions and Board Voting Recommendations

Proposal		Board Voting Recommendation	Page Reference
1.	Elect 14 directors to the Board of Directors	FOR	8
2.	Approve, in a non-binding resolution, the compensation paid to our executive officers	FOR	47
3.	Approve, in a non-binding resolution, the frequency that we will hold the non-binding vote on the compensation paid to our executive officers	FOR EVERY 1 YEAR	48
4.	Ratify the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the 2017 fiscal year	FOR	49
2016 Corporate Performance Highlights

CBOE Holdings and its Board of Directors are committed to a corporate mission and strategy designed to create long-term stockholder value. Our mission in 2016 was to be the leader in providing innovative products that facilitate and enhance trading in a global marketplace. Our strategy was to continue to define and lead the options and volatility space globally, develop unique products, form strategic alliances that leverage and complement our core business and expand our customer base.

The ongoing commitment of our team and the Board to this strategy produced a solid year of financial results in 2016, highlighted by record trading in our SPX options and VIX futures, and included our transformational acquisition of Bats Global Markets, Inc. ("Bats"), which was announced on September 26, 2016 and completed on February 28, 2017. We believe that the acquisition has the potential to significantly expand and diversify our product line across new asset classes, such as U.S. and European equities, ETF trading, and global FX platform, broaden our reach with Bats’ market-leading European presence and increase our non-transactional revenue stream, while enabling us to streamline the combined company’s technology and enhance our strong growth and margin profile.

Stockholder Engagement Highlights

CBOE Holdings and its Board are committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. As a result, each year we interact with stockholders through a variety of engagement activities. Our key stockholder engagement activities in 2016 included attending investor and industry conferences, conducting investor road shows in major U.S. cities and hosting meetings at our corporate headquarters. In 2016, we engaged with holders of approximately 35 percent of our common stock outstanding and engaged with holders of approximately 68 percent of our common stock outstanding that was held by actively managed funds. This activity included heavy engagement with stockholders in connection with our acquisition of Bats.

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of stockholders and strengthens our Board and management accountability. The following are highlights of our corporate governance framework, which is described in further detail in this Proxy Statement:

●	14 Director Nominees;	●	Regular Executive Sessions of Board and Committees;
●	13 of the 14 Director Nominees are Independent;	●	Risk Oversight by Board and Committees;
●	Directors are Elected Annually;	●	Lead Independent Director;
●	Majority Voting Standard in Election of Directors;	●	Executive Anti-Hedging and Anti-Pledging Policies; and
●	Majority Voting Standard for Bylaw and Charter Amendments;	●	Independent Audit, Compensation and Nominating and Governance Committees.

Executive Compensation Highlights

The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management's interests with those of our stockholders, including:

●
Annual cash incentive for 2016 was based on corporate performance (weighted 70%) against pre-established pre-tax, pre-bonus net income levels and individual performance (weighted 30%) against individual and company-wide strategic goals;

●	Long-term incentive for 2016 was composed of 50% time-based restricted stock units and 50% performance-based restricted stock units;
●	Performance-based compensation with limits on all incentive award payouts;
●	No excessive perquisites;
●	Clawback provisions for cash incentives and equity awards; and
●	Mandatory stock ownership guidelines.
Additional Information

Please see the information under the headings "Voting Instructions and Information" and "Stockholder Proposals" for important information about this Proxy Statement, voting, the Annual Meeting, CBOE Holdings documents available to stockholders, communications and the deadlines to submit stockholder proposals for the 2018 Annual Meeting of Stockholders. Additional questions may be directed to Investor Relations at investorrelations@cboe.com or (312) 786-5600.

CBOE HOLDINGS, INC.
400 South LaSalle Street
Chicago, Illinois 60605
_____________________
PROXY STATEMENT
_______________________________

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2017
______________________

INTRODUCTION
We are furnishing this Proxy Statement to you in connection with a solicitation of proxies by the Board of Directors (the "Board") of CBOE Holdings, Inc., a Delaware corporation, for use at the CBOE Holdings, Inc. 2017 Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, May 18, 2017 at 9:00 a.m., local time, and at any adjournments or postponements of our Annual Meeting. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 6, 2017.
Except as otherwise indicated, the terms "the Company," "CBOE Holdings," "we," "us" and "our" refer to CBOE Holdings, Inc. When we use the term "CBOE," we are referring to Chicago Board Options Exchange, Incorporated, a wholly owned subsidiary and predecessor entity of CBOE Holdings. Members of the CBOE Holdings Board also serve on the Board of Directors of CBOE and the Board of Directors of C2 Options Exchange, Incorporated ("C2"), a wholly owned subsidiary. The 2016 financial results and performance highlights presented in this Proxy Statement are those of CBOE Holdings and its subsidiaries and do not include the results of Bats and its subsidiaries.
VOTING INSTRUCTIONS AND INFORMATION
Why did I receive these proxy materials?
This Proxy Statement was mailed to holders of our common stock on or about April 6, 2017. Our Board is asking for your proxy. By giving us your proxy, you authorize the proxyholders (Edward T. Tilly and Joanne Moffic-Silver) to vote your shares at the Annual Meeting according to the instructions that you provide. If the Annual Meeting is adjourned or postponed, your proxy will be used to vote your shares when the meeting reconvenes.
Our 2016 Annual Report to Stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2016 (excluding exhibits), as filed with the Securities and Exchange Commission (the "SEC"), is being mailed to stockholders with this Proxy Statement.
Who can vote at our Annual Meeting?
You are entitled to vote your shares of our common stock if you were a stockholder at the close of business on March 21, 2017, the record date for our Annual Meeting. On that date, there were 111,984,445 shares of our common stock outstanding and 639,147 unvested restricted shares of our common stock outstanding, which have been granted to our employees and directors and have voting rights at the Annual Meeting. Therefore, there are 112,623,592 shares of voting common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting. Our outstanding common stock is held by approximately 220 stockholders of record as of March 21, 2017.
The unvested restricted shares of our common stock outstanding described in the paragraph above include Bats restricted shares that were assumed by CBOE Holdings and converted into an award of restricted shares of CBOE Holdings common stock. As set forth in the merger agreement providing for our acquisition of Bats, the number of shares of CBOE

Holdings common stock subject to each such award of CBOE Holdings restricted shares is equal to the number of shares of Bats common stock which was previously subject to the corresponding Bats restricted share award multiplied by .4452.

Who is and is not a stockholder of record?
If you hold shares of common stock registered in your name at our transfer agent, Computershare, you are a stockholder of record.
If you hold shares of common stock indirectly through a broker, bank or similar institution, or are an employee or director who holds shares of restricted stock at Fidelity, you are not a stockholder of record, but instead hold in "street name." Please see the information under the heading If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares? for important information.
If you are a stockholder of record, Computershare is sending these proxy materials to you directly. If you hold shares in street name, these materials are being provided to you either by the broker, bank or similar institution through which you hold your shares.
What do I need to do to attend our Annual Meeting?
Attendance at our Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend our Annual Meeting in person. In addition, if you hold shares of common stock in street name and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on March 21, 2017, the record date for our Annual Meeting.
If you hold shares in street name and you want to vote your shares in person at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.
Any representative of a stockholder who wishes to attend the Annual Meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the Annual Meeting.
Please contact Investor Relations at investorrelations@cboe.com or (312) 786-5600 in advance of our Annual Meeting if you have questions about attending our Annual Meeting, including regarding the required documentation. If you plan to attend the Annual Meeting, please provide adequate time to pass through the security process necessary to gain access to the meeting room.
Will our Annual Meeting be webcast?
Yes. A live webcast of the Annual Meeting will be provided on the Investor Relations section of our website at http://ir.CBOE.com. On the Events and Presentations page of our Investor Relations website, click on "Listen to Webcast" for our Annual Meeting. If you miss the meeting, you can view a replay of the webcast on that site. Please note that you will not be able to vote your shares or ask questions via the webcast. Please submit your vote in advance of the Annual Meeting.
How do I vote?
You may cast your vote in one of four ways:

•	By Internet. The web address for Internet voting is on the enclosed proxy card. Internet voting is available 24 hours a day.

•	By Telephone. The number for telephone voting is on the enclosed proxy card. Telephone voting is available 24 hours a day.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided.

•	At Our Annual Meeting. You may vote in person at our Annual Meeting (see What do I need to do to attend our Annual Meeting?).

If you choose to vote by Internet, by telephone or at our Annual Meeting, then you do not need to return the proxy card. To be valid, your vote by Internet, telephone or mail must be received by May 17, 2017, the deadline specified on the proxy card. If you vote by Internet or telephone and subsequently obtain a legal proxy from your account representative, then your prior vote will be revoked regardless of whether you vote that legal proxy.
The Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to give their voting instructions and confirm that stockholders' instructions have been recorded properly. Stockholders voting by Internet or telephone should understand that, while we do not charge any fees for voting by Internet or telephone, there may nevertheless be costs that must be borne by you.
May I change my vote?
If you are a stockholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by:

•	submitting a new proxy by telephone or through the Internet, after the date of the earlier voted proxy,

•	returning a signed proxy card dated later than your last proxy,

•	submitting a written revocation to the Corporate Secretary of CBOE Holdings, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605, or

•	appearing in person and voting at the Annual Meeting.
If you are a stockholder of record and need a new proxy card, to change your vote or otherwise, please contact the Corporate Secretary at the address above or via email at CorporateSecretary@cboe.com.
If your bank, broker or other nominee holds your shares in "street name," you may revoke your proxy or change your vote only by following the separate instructions provided by your bank, broker or nominee.
To vote in person at the Annual Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures does not, by itself, revoke a proxy. If your bank, broker or other nominee holds your shares and you want to attend and vote your shares at the Annual Meeting, you must bring a legal proxy signed by your bank, broker or nominee to the Annual Meeting.
If I submit a proxy by Internet, telephone or mail, how will my shares be voted?
If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.
If you sign, date and return your proxy card but do not give voting instructions, your shares of common stock will be voted as follows:

•	FOR the election of each of our director nominees,

•	FOR the advisory vote to approve the compensation paid to our executive officers,

•	FOR every 1 year for the advisory vote to approve the frequency of an advisory vote on the compensation paid to our executive officers,

•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for our 2017 fiscal year, and

•	otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before our Annual Meeting.
In addition, if you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, and any other matters are properly presented at the Annual Meeting, your shares of common stock will be voted in accordance with the judgment of the persons voting the proxy on such matters. We are not aware of any other matters that will be considered at the Annual Meeting.
If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares?
Under the rules of various securities exchanges, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposal regarding the ratification of the appointment of Deloitte as our independent registered public accounting firm for our 2017 fiscal year, because the rules of the exchanges currently deem this a "discretionary" matter. Absent instruction, brokers will not be able to vote on any of the other matters included in this Proxy Statement. If brokers exercise their discretion in voting on the proposal regarding the ratification of Deloitte, a “broker non-vote” will occur as to the other matters presented for a vote at the Annual Meeting, unless you provide voting instructions.
What vote is required for adoption or approval of each matter?
Election of Directors. You may vote FOR or AGAINST each of the director nominees or you may ABSTAIN. Each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation.
Advisory Vote to Approve Executive Compensation. You may vote FOR or AGAINST the advisory proposal to approve our executive compensation or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST with respect to the proposal will be counted as shares cast on the proposal.
Advisory Vote to Approve the Frequency of Executive Compensation Vote.    You may vote for a 1, 2 or 3 year interval between advisory votes on executive compensation or you may ABSTAIN. The option between 1, 2 and 3 years that receives a plurality of the votes cast will be deemed to have passed.

Ratification of the Appointment of our Independent Registered Public Accounting Firm. You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm or you may ABSTAIN. A majority of the shares of common stock cast must be voted FOR ratification in order for it to pass. Votes cast FOR or AGAINST with respect to this matter will be counted as shares cast on the matter.
Abstentions and Broker Non-Votes. Abstentions and broker non-votes will not be considered a vote cast either for or against any of the matters being presented in this proxy statement. If you do not provide your broker with voting instructions, the broker cannot vote your shares on any matter other than the ratification of the appointment of our independent registered public accounting firm. A "broker non-vote" occurs when your broker submits a proxy for the meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. In the case of a discretionary matter (i.e., the ratification of the appointment of our independent registered public accounting firm), your broker is permitted to vote your shares of common stock even when you have not given voting instructions (as described above under If I hold my shares in "street name" and do not provide voting instructions, can my broker still vote my shares?).
How many votes are required to transact business at our Annual Meeting?
A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of our common stock as of March 21, 2017, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at our Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.
What happens if the meeting is postponed or adjourned?
Your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

How do I obtain more information about CBOE Holdings, Inc.?
A copy of our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is enclosed with this Proxy Statement. The 2016 Annual Report, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Governance Committees are available on our website at http://ir.CBOE.com. In addition, we intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or any waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on our website at http://ir.CBOE.com.
These documents may also be obtained, free of charge, by writing to: CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois, 60605, Attn: Investor Relations; or by sending an e-mail to: investorrelations@cboe.com.
These documents, as well as other information about us, are also available on our website at http://ir.CBOE.com.
How do I sign up for electronic delivery of proxy materials?
This Proxy Statement and our 2016 Annual Report to Stockholders are available on our website at http://ir.CBOE.com. If you would like to help reduce our costs of printing and mailing future materials, you can consent to access these documents in the future over the Internet rather than receiving printed copies in the mail.
If you are a stockholder of record, you may sign up for this service at www.computershare.com. If you hold shares of common stock in "street name," you can contact your account representative at the broker, bank or similar institution through which you hold your shares for information regarding electronic delivery of future materials. Your consent to electronic delivery will remain in effect until you revoke it.
Who pays the expenses of this proxy solicitation?
The Company will pay the expenses of the preparation of our proxy materials and the solicitation of proxies by the Company for our Annual Meeting. Certain of our directors, officers or employees may make solicitations in person, telephonically, electronically or by other means of communication. We have also engaged Morrow Sodali LLC to assist in the solicitation and distribution of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and we will pay Morrow Sodali LLC a fee of $8,500 for its services, as well as reimbursements for certain expenses. We will request that banks, brokerage houses and other custodians, nominees and fiduciaries forward all of our solicitation materials to the beneficial owners of the shares that they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to customers.
If you have any questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact Morrow Sodali LLC at 470 West Avenue, Stamford, Connecticut 06902. Banks and brokerage firms may call (203) 658-9400 and stockholders may call (877) 787-9239.
Who will count the vote?
The Company has engaged Computershare to serve as the inspector of elections for the Annual Meeting. As inspector of elections, Computershare will tabulate the voting results.
What does it mean if I get more than one proxy or voting instruction card?
If your shares are registered in more than one name or in more than one account, you will receive more than one card. This may occur if you hold common stock in multiple accounts, such as with different brokers in street name and as the record holder with Computershare. Please complete and return all of the proxy or voting instruction cards that you receive (or vote by telephone or through the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

PROPOSAL ONE
ELECTION OF DIRECTORS
Board Composition
Our Second Amended and Restated Certificate of Incorporation provides that our Board will consist of not less than 11 and not more than 23 directors. Our Board currently has 14 directors. Each director is elected annually to serve until the next Annual Meeting of Stockholders or until his or her successor is elected or appointed and qualified, except in the event of earlier death, resignation or removal. There is no limit on the number of terms a director may serve on our Board.
General
At our Annual Meeting, our stockholders will be asked to elect the 14 director nominees set forth below, each to serve until the 2018 Annual Meeting of Stockholders. All of the director nominees have been recommended for election by our Nominating and Governance Committee and approved and nominated for election by our Board. Eleven of the director nominees were elected as directors by stockholders at the 2016 Annual Meeting of Stockholders: Edward T. Tilly, James R. Boris, Frank E. English, Jr., William M. Farrow III, Edward J. Fitzpatrick, Janet P. Froetscher, Jill R. Goodman, Roderick A. Palmore, Samuel K. Skinner, Carole E. Stone and Eugene S. Sunshine. Three of the director nominees, who were previously directors of Bats, were appointed as directors by the Board effective February 28, 2017 in connection with the closing of the acquisition of Bats: Christopher T. Mitchell, Joseph P. Ratterman and Michael L. Richter.
In connection with our acquisition of Bats, we agreed to take all requisite actions so that, as of the effective time of the closing of the acquisition, the CBOE Holdings Board would consist of 14 directors, including three individuals designated by Bats who were serving on the board of directors of Bats immediately prior to the effective time of the closing of the acquisition and who comply with the policies of the Nominating and Governance Committee of the CBOE Holdings Board. Accordingly, Messrs. Mitchell, Ratterman and Richter were designated by Bats to become directors of CBOE Holdings effective upon the closing of our acquisition of Bats.

Additionally, as previously announced, William J. Brodsky, R. Eden Martin and Susan M. Phillips resigned as directors effective February 28, 2017, in connection with the closing of the acquisition of Bats. We thank them for their many years of dedicated service to the CBOE family.

All of the nominees have indicated their willingness to serve if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. We do not presently expect that any of the nominees will be unavailable. Your proxy for the Annual Meeting cannot be voted for more than 14 nominees.
Qualifications and Experience
The Board believes that the skills, qualifications and experiences of the director nominees make them all highly qualified to serve on our Board, both individually and as providing complementary skills on our Board. Our director nominees also exhibit an effective mix of diverse perspectives. In addition, our Board’s composition represents a balanced approach to director tenure, 7 of the 14 nominees have tenures less than 10 years, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors. The following table shows the specific qualifications and experiences the Board and the Nominating and Governance Committee considered for each director.

Nominees
Set forth below is biographical information for each of the directors nominated to serve on our Board for a one-year term until the 2018 Annual Meeting of Stockholders, as well as the reasons why the Board believes each candidate is well suited to serve as a director. The terms indicated for service include the service on the board of CBOE prior to our demutualization and our initial public offering in 2010.
Edward T. Tilly. Mr. Tilly, 53, is our Chairman and Chief Executive Officer ("CEO"). Mr. Tilly has served as Chairman and CEO of CBOE Holdings and CBOE since February 2017 and as CEO and a director of CBOE Holdings and CBOE since May 2013. Prior to that, he served as our President and Chief Operating Officer from November 2011 to May 2013. He served as Executive Vice Chairman from August 2006 until November 2011. Mr. Tilly also serves as Chairman of the Board of our subsidiary CBOE Futures Exchange, LLC. He was a member of CBOE from 1989 until 2006, and served on its Board from 1998 through 2000 and again from 2003 through July 2006, including as Member Vice Chairman from 2004 through July 2006. Mr. Tilly currently serves on the boards of directors of the World Federation of Exchanges, Northwestern Memorial HealthCare, the Options Clearing Corporation and Working in the Schools. He has previously served on the board of visitors of the Weinberg College of Arts and Sciences at Northwestern University. He is also a member of the Commercial Club of Chicago and the Economic Club of Chicago. He holds a B.A. degree in Economics from Northwestern University.
Mr. Tilly has a deep understanding of our company and the operations of our exchanges from trading on CBOE, representing the interests of market participants and serving in our management.  He also brings significant knowledge of the global securities and futures industry. We believe that Mr. Tilly's experience overseeing our risk management, working with the government and regulators, successfully developing and executing our strategic initiatives, as well as being Chairman and CEO of CBOE Holdings and CBOE, makes him well suited to serve on the Board.
James R. Boris. Mr. Boris, 72, currently serves as our Lead Director and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE from 1992-1993, in 1997 and from 2003 to the present. Mr. Boris is the retired Chairman and CEO of EVEREN Securities, Inc. and its predecessor, Kemper Securities, Inc. His past affiliations include membership on the boards of directors of Integrys Energy Group, Inc., Peoples Energy Corporation, Smurfit-Stone Container Corporation, and Midwest Air Group, Inc. He also served on the boards of directors of the Chicago Stock Exchange, the Securities Industry Association, The Catholic Charities of the Archdiocese of Chicago, Loyola University Health System, Inc., Big Shoulders Fund, the Civic Federation and Chicago's Economic Development Commission. He has served on the board of trustees of Gannon University and Loyola University of Chicago and on advisory boards at both Northwestern University's Kellogg School of Management and DePaul University's College of Commerce. He holds a B.A. and M.B.A. from Gannon University.
As the retired Chairman and CEO of a full-service securities brokerage firm, Mr. Boris has extensive knowledge of our industry. His experience as a CEO and service on other public company boards gives Mr. Boris experience with corporate governance and leadership skills that we believe make him well suited to serve on our Board and as our Lead Director.
Frank E. English, Jr. Mr. English, 71, has served on our Board since 2012. He serves as Senior Advisor at W.W. Grainger, Inc., a position he has held since 2011. From 1976 through April 2011, Mr. English served in a number of positions at Morgan Stanley, including Vice Chairman, Investment Banking, where he advised numerous domestic and international clients on the use of their capital, corporate strategy and relations with shareholders. He currently serves on the boards of directors of Arthur J. Gallagher & Co. and Tower International, Inc. Mr. English holds a B.B.A. from the University of Notre Dame.
Mr. English brings his experience advising and serving on boards of directors. His knowledge regarding capital deployment, shareholder relations and strategic planning bring an important skill set to the Board. We believe that Mr. English is well suited to serve on our Board based on his experience.
William M. Farrow III. Mr. Farrow, 62, has served on our Board since 2016. Mr. Farrow is currently a director and the President and CEO of Urban Partnership Bank, a position he has held since 2010. Prior to that, he was the Managing Partner and CEO of FC Partners Group, LLC from 2007 to 2009, the Executive Vice President and Chief Information Officer of The Chicago Board of Trade from 2001 to 2007 and held various senior positions at Bank One Corporation. Mr. Farrow currently serves on the boards of directors of CoBank, Inc., the Federal Reserve Bank of Chicago and the NorthShore University Health Systems. Mr. Farrow holds a B.A. degree from Augustana College and a Masters of Management from Northwestern University's Kellogg School of Management.
Mr. Farrow brings his experience as the President and CEO of a mission based community development financial institution to our Board. He has a strong understanding of information technology systems and the financial services and banking industry. We believe that these experiences give Mr. Farrow an important skill set that makes him well suited to serve on our Board.
Edward J. Fitzpatrick. Mr. Fitzpatrick, 50, has served on our Board since 2013. Mr. Fitzpatrick is currently Chief Financial Officer ("CFO") of Genpact Limited, a position he has held since July 2014. Prior to that, Mr. Fitzpatrick worked at Motorola Solutions, Inc. and its predecessors from 1998 through 2014 in various financial positions, including as its CFO from 2009 to 2013. Before joining Motorola, Mr. Fitzpatrick was an auditor at PricewaterhouseCoopers, LLP from 1988 to 1998. Mr. Fitzpatrick holds a B.S. in accounting from Pennsylvania State University and an M.B.A. from The Wharton School at the University of Pennsylvania and earned his CPA certification in 1990.
Mr. Fitzpatrick brings his experience as the CFO of a public company to our Board. He has extensive experience with finance, public company responsibilities and strategic transactions. We believe that these experiences give Mr. Fitzpatrick an important skill set that makes him well suited to serve on our Board.
Janet P. Froetscher. Ms. Froetscher, 57, became President of The J.B. and M.K. Pritzker Family Foundation in April 2016 and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2005. Previously, she served as President and CEO of Special Olympics International from October 2013 until October 2015, President and CEO of the National Safety Council from 2008 until October 2013, President and CEO of the United Way of Metropolitan Chicago and in a variety of roles at the Aspen Institute, most recently as Chief Operating Officer. From 1992 to 2000, Ms. Froetscher was the executive director of the Finance Research and Advisory Committee of the Commercial Club of

Chicago. Ms. Froetscher holds a B.A. degree from the University of Virginia and a Masters of Management from Northwestern University's Kellogg School of Management. Ms. Froetscher is also a Henry Crown Fellow of the Aspen Institute.
Ms. Froetscher brings her experience as a CEO of public service entities to our Board. We believe that these experiences give her leadership, operational and community engagement skills that make her well suited to serve on our Board.
Jill R. Goodman. Ms. Goodman, 50, became Managing Director of Foros, a strategic financial and mergers and acquisitions advisory firm, in November 2013, and has served on our Board since 2012. She served as a Managing Director and Head, Special Committee and Fiduciary Practice - U.S. at Rothschild from 2010 to October 2013. From 1998-2010, Ms. Goodman was with Lazard in the Mergers & Acquisitions and Strategic Advisory Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman graduated magna cum laude from Rice University with a B.A. She received her J.D., with honors, from the University of Chicago Law School.
Ms. Goodman brings extensive experience in the boardroom to our company. Her experiences, both as an investment banker and her corporate and securities legal background, bring a unique insight with which to consider our opportunities. We believe that these experiences give her knowledge and skills that make her well suited to serve on our Board.

Christopher T. Mitchell, 45, joined our Board on February 28, 2017 in connection with the closing of the acquisition of Bats. Mr. Mitchell is a Managing Director of Spectrum Equity, a growth equity investment firm that provides capital and strategic support to innovative companies in the information economy. He serves or has served on the board of directors of a number of public and private financial technology companies, including Business Monitor, EagleView, Ethoca, RiskMetrics, Seisint, Trintech, Verafin and World-Check. Mr. Mitchell served as a director of Bats from 2013 to 2017 and served as a member of its Compensation Committee at the time of its merger with CBOE Holdings in 2017. Prior to joining Spectrum Equity in 2001, Mr. Mitchell worked at TA Associates, Monitor Clipper and SG Warburg. He holds a bachelor's degree from Princeton University.

Mr. Mitchell brings extensive experience in advising and serving on boards of directors of financial technology companies. His experiences managing an equity investment firm and his knowledge regarding capital deployment, shareholder relations and strategic planning bring a unique insight with which to consider our opportunities. We believe that these experiences give him knowledge and skills that make him well suited to serve on our Board.
Roderick A. Palmore. Mr. Palmore, 65, is Senior Counsel at Dentons where he advises public and private corporations and their leadership suites on risk management and governance issues across practices and industry sectors. Mr. Palmore retired from his position as Executive Vice President, General Counsel and Chief Compliance and Risk Management Officer of General Mills, Inc. in February 2015 and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2000. Prior to joining General Mills in February 2008, he served as Executive Vice President and General Counsel of Sara Lee Corporation. Before joining Sara Lee, Mr. Palmore served in the U.S. Attorney's Office in Chicago and in private practice. Mr. Palmore is currently a member of the boards of directors of The Goodyear Tire & Rubber Company and Express Scripts Holding Company and has previously served as a member of the boards of directors of Nuveen Investments, Inc. and the United Way of Metropolitan Chicago. Mr. Palmore holds a B.A. degree in Economics from Yale University and a J.D. degree from the University of Chicago Law School.
Through his experience as general counsel of public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in corporate governance and the legal issues facing our company. In addition, his experience provides him with strong risk management skills. We believe that his experience makes him well suited to serve on our Board.

Joseph P. Ratterman, 50, joined our Board on February 28, 2017 in connection with the closing of the acquisition of Bats. Mr. Ratterman was one of Bats' founders in 2005, and served as Chairman of Bats from 2015 until its merger with CBOE Holdings in 2017. Mr. Ratterman also served as its Chairman from June 2007 until July 2012, as President from June 2007 until November 2014 and as CEO from June 2007 until March 2015. Mr. Ratterman is a member of the SEC's Equity Market Structure Advisory Committee. Mr. Ratterman holds a bachelor's degree in mathematics and computer science from Central Missouri State University.

Mr. Ratterman, as the former Chairman and CEO of Bats, brings significant knowledge of Bats, a large component of our company, and the securities and futures industry. In addition to serving at Bats, he has extensive experience in a similar capacity with another industry participant. We believe that his experience in our industry makes him well suited to serve on our

Board. His experience allows him to provide the Board a unique perspective on our business, competition and regulatory concerns.

Michael L. Richter, 69, joined our Board on February 28, 2017 in connection with the closing of the acquisition of Bats. Mr. Richter is a Compliance Advisor for Omega Point, a provider of quantitative analytic software to asset managers. In 2000, he co-founded Lime Brokerage LLC, a broker dealer and financial technology firm focused on providing customized solutions that offer exceptional reliability and scalability with leading low-latency access across multiple U.S. markets, and he served as its chief financial officer from 2000 to 2013. Mr. Richter served as a director of Bats from 2009 to 2017 and served as a member of its Audit Committee and Nominating and Corporate Governance Committee at the time of its merger with CBOE Holdings in 2017. Mr. Richter is qualified as a Certified Public Accountant and holds a bachelor of science degree in engineering from Rensselaer Polytechnic Institute and a master's degree from MIT Sloan School of Management.

Mr. Richter brings extensive experience in international banking and brokerage firms to our company. He also has extensive experience with finance responsibilities and strategic transactions at brokerage firms, which brings a unique insight to our Board. We believe that these experiences give him knowledge and skills that make him well suited to serve on our Board.
Samuel K. Skinner. Mr. Skinner, 78, is of counsel to the law firm Greenberg Traurig, LLP where he concentrates on corporate, governmental and regulatory matters. He has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2004. From 2000 to 2003, Mr. Skinner served as Chairman, President and CEO of USF Corporation. Mr. Skinner previously served as President of Commonwealth Edison Company and its holding company, Unicom Corporation (Exelon Corporation). He also was formerly White House Chief of Staff to President George H.W. Bush and, prior to that, served as U.S. Secretary of Transportation from 1989 to 1991. Mr. Skinner previously was United States Attorney for the Northern District of Illinois from 1975 to 1977, having served in that office for eight years. Mr. Skinner also serves on the boards of directors of Navigant Consulting, Inc. and Echo Global Logistics, Inc. He has previously served on the boards of Express Scripts Holding Company, Diamond Management and Technology Consultants, Dade Behring, APAC Customer Services, Inc., Virgin America Inc. and MedAssets, Inc. He holds a B.S. in Accounting from the University of Illinois and a J.D. from DePaul University Law School.
Mr. Skinner has experience as a CEO of a public company. That experience provides him with extensive management, legal and financial expertise. His experience in the government provides him with knowledge of regulation and the legislative process. Finally, Mr. Skinner's practice of law and service on the boards of both public and private companies provides him with an understanding of the corporate governance and risk management issues that we face. We believe Mr. Skinner's experiences make him well suited to serve on our Board.
Carole E. Stone. Ms. Stone, 69, currently serves on the board of directors of the Nuveen Funds and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2006. She served on the Nuveen Diversified Commodity Fund from February 2010 through March 2012 and served as director of the New York State Division of the Budget from 2000 to 2004. She has previously served as the chair of the New York Racing Association Oversight Board, as commissioner on the New York State Commission on Public Authority Reform, as chair of the Public Authorities Control Board and on the board of directors of several New York State public authorities. Ms. Stone holds a B.A. in Business Administration from Skidmore College.
Ms. Stone has a strong understanding of government and regulation from her experience with numerous public entities, as well as accounting and budgeting skills. She also has experience with governance matters and financial services from her service on the Nuveen boards. We believe that these skills make her well suited to serve on the Board.
Eugene S. Sunshine. Mr. Sunshine, 67, retired from his position as Senior Vice President for Business and Finance at Northwestern University in August 2014, a position he held since 1997, and has served on the Board of CBOE Holdings since our initial public offering in 2010 and of CBOE since 2003. Prior to joining Northwestern, he was Senior Vice President for administration at The John Hopkins University. At both Hopkins and Northwestern, Mr. Sunshine was CFO. Prior to joining Hopkins, Mr. Sunshine held numerous positions in New York State government, including state treasurer. He currently is a member of the boards of directors of Arch Capital Group Ltd., KeyPath Education and Kaufman, Hall and Associates. He is a former member of the board of directors of Bloomberg L.P. and National Mentor Holdings. He holds a B.A. from Northwestern University and a Master of Public Administration degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.
Mr. Sunshine has extensive financial skills from his education and professional experiences. He also has knowledge of the corporate governance issues facing boards from his experience serving on them. He has extensive connections in the Chicago area business community. We believe that these skills make him well suited to serve on our Board.

Each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. Each nominee has tendered his or her resignation, contingent on failing to receive a majority of the votes cast in this election and acceptance by the Board. In the event any director fails to receive a majority of votes cast, the Nominating and Governance Committee will consider and make a recommendation to the Board as to whether to accept the resignation. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors recommends that the stockholders vote FOR each of the director nominees.
Board Structure
Independence
Our Bylaws require that, at all times, no less than two-thirds of our directors will be independent. The Nominating and Governance Committee has affirmatively determined that all of our current directors are independent under NASDAQ Global Select Market's ("NASDAQ") and BZX Exchange's ("BZX") listing standards for independence, except Mr. Tilly. In addition, R. Eden Martin and Susan M. Phillips, who resigned as directors effective February 28, 2017 in connection with the closing of the acquisition of Bats, were determined to be independent. William J. Brodsky, who resigned as a director effective February 28, 2017 in connection with the closing of the acquisition of Bats, was determined not to be independent.
As previously disclosed in the definitive joint proxy statement/prospectus dated December 9, 2016, filed by CBOE Holdings with the SEC on December 12, 2016, as amended and supplemented from time to time, we listed our common stock on BZX on March 8, 2017. Accordingly, the Nominating and Governance Committee considered the independence standards of both NASDAQ and the BZX in making independence determinations for our directors.

All of the directors on each of the Audit, Compensation and Nominating and Governance Committees are independent. Each of these committees reports to the Board as they deem appropriate, and as the Board may request.
Lead Director
The Board has an independent Lead Director, Mr. Boris. Our Corporate Governance Guidelines require that an independent director serve as our Lead Director. The Lead Director is elected by the Board, upon the recommendation of the Nominating and Governance Committee. The Charter of the Lead Director, Appendix A to our Corporate Governance Guidelines, provides that the Lead Director’s responsibilities include, among other items:

•	Chair all meetings of the non-employee and independent directors of the Board, including the executive sessions;

•	Approve agendas for Board meetings and consult with the Chairman on other matters pertinent to us and the Board;

•	Serve as a liaison between the Chairman and the independent Directors;

•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Advise and consult with the Chairman and CEO on the general scope and type of information to be provided in advance of Board meetings;

•
In collaboration with the Chairman and CEO, consult with the appropriate members of senior management about what information pertaining to our finances, operations, strategic alternatives, and compliance is to be sent to the Board; and

•	To perform other duties as the Board may determine.

Chairman and CEO Roles
Effective February 28, 2017, in connection with the closing of the acquisition of Bats, we combined the roles of Chairman and CEO, with Mr. Tilly serving as the Chairman and CEO. Prior to that time, the roles of Chairman and CEO, were separated, with Mr. Brodsky serving as Chairman and Mr. Tilly serving as CEO. The Board carefully considered its Board leadership structure and the benefits of continuity in leadership roles and determined that combining the roles of Chairman and CEO at this time enhances the combined company's strategic alignment and supports CBOE Holdings' ability to deliver stockholder value.
The Board periodically reviews the leadership structure and may make changes in the future based upon what the Board believes to be in the best interests of the Company and stockholders at the time. At certain points in our history, the Chairman and CEO roles have been held by the same person, and at other times, the roles have been held by different individuals. Under our Bylaws, the Chairman may, but need not be, our CEO, and the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company and stockholders at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.
In addition, our Board has implemented the following elements in order to ensure independent oversight for us and for our Board:

•	requiring the Board to consist of at least two-thirds independent directors who meet regularly without management and solely with non-employee and independent directors,

•	establishing independent Audit, Compensation and Nominating and Governance Committees, and

•	appointing an independent Lead Director.
Board Oversight of Risk
The Board is responsible for overseeing our risk management processes. The Board is responsible for overseeing both our general risk management strategy and the significant risks facing us, including the risk mitigation strategies employed by management. The Board stays apprised of particular risk management matters in accordance with its general oversight responsibilities.
The Board has delegated to the Audit Committee oversight of risk management. Among its duties, the Audit Committee is responsible for reviewing our compliance, guidelines, policies and practices for identifying, assessing and managing key risks, and reviewing the adequacy and effectiveness of internal controls and procedures. The Compensation Committee has been delegated oversight of risk management as it relates to our compensation policies and procedures. All committees report to the full Board on a routine basis and when a matter rises to the level of a material or enterprise level risk.
Our management is responsible for daily risk management. In addition, representatives of each of our divisions attend periodic enterprise risk management meetings at which an established matrix of identified risks is reviewed to evaluate the level of potential risks facing us and to identify any new risks. This group, along with our Chief Risk Officer, provides information and recommendations to the Audit Committee as necessary. We believe this division of risk management responsibilities is an effective approach for addressing the enterprise risks that we face.
Board and Committee Meeting Attendance
There were 13 meetings of the Board during 2016. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of which the director was a member during 2016.
Independent Directors Meetings
Periodically, the independent directors meet separately in executive session without management. The Lead Director presides over these meetings. The independent directors met in executive session 4 times during 2016.

Annual Meeting Attendance
We encourage members of the Board to attend our annual meeting of stockholders. All of our current directors attended the 2016 Annual Meeting of Stockholders, other than Messrs. Mitchell, Ratterman and Richter who were not directors at that time. Meetings of the Board and its committees are being held in conjunction with the Annual Meeting. We expect all current directors will attend the Annual Meeting.
Committees of the Board of Directors
Our Board has the following five standing Board committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Executive Committee,

•	the Finance and Strategy Committee, and

•	the Nominating and Governance Committee.
Other than the members of the Executive Committee required to be on the committee pursuant to our Bylaws, each of the members of the committees was recommended by the Nominating and Governance Committee for approval by the Board for service on that committee. Each of the committees has a charter, of which the charters for the Audit, Compensation, Finance and Strategy, and Nominating and Governance Committees are available on the Corporate Governance page of our Investor Relations section of our website at: http://ir.CBOE.com.
The following table is a listing of the composition of our standing Board committees during 2016 and as of March 1, 2017, including the number of meetings of each committee during 2016. As of March 1, 2017, Messrs. Mitchell, Ratterman and Richter were not members of any committees.

Director	Audit	Compensation	Executive	Finance and Strategy	Nominating and Governance
Number of meetings	11	8	1	11	10
Edward T. Tilly (1)			X*(2)
William J. Brodsky (1) (3)			X*(2)
James R. Boris (1)			X
Frank E. English, Jr.		X		X
William M. Farrow, III	X(4)
Edward J. Fitzpatrick	X*		X	X
Janet P. Froetscher		X
Jill R. Goodman				X	X
R. Eden Martin (5)	X(5)
Roderick A. Palmore			X		X
Susan M. Phillips (6)	X(6)
Samuel K. Skinner		X*	X		X
Carole E. Stone	X		X	X*	X
Eugene S. Sunshine		X	X		X*
______________________

*	Chair

(1)	The Chairman and Lead Director are both members of the Executive Committee and invited guests to the meetings of each of the other standing Board committees.

(2)	Effective February 28, 2017, Mr. Tilly became Chair of the Executive Committee and Mr. Brodsky stepped down as the Chair and a member of the Executive Committee.

(3)	Effective February 28, 2017, Mr. Brodsky resigned from the Board and committees of which he was a member.

(4)	Joined the committee on May 19, 2016.

(5)	Effective February 28, 2017, Mr. Martin resigned from the Board and committees of which he was a member.

(6)	Effective February 28, 2017, Ms. Phillips resigned from the Board and committees of which she was a member.
Audit Committee
The Audit Committee consists of 3 directors, all of whom are independent under NASDAQ and BZX listing rules, as well as under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee consists exclusively of directors who are financially literate. In addition, Mr. Fitzpatrick has been designated as our audit committee financial expert and meets the SEC definition of that position.
The Audit Committee's responsibilities include:

•	engaging our independent auditor and overseeing its compensation, work and performance,

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor,

•	overseeing our risk assessment and risk management, and

•	reviewing transactions with related persons for potential conflict of interest situations.
Compensation Committee
The Compensation Committee consists of 4 directors, all of whom are independent under NASDAQ and BZX listing rules. The Compensation Committee has primary responsibility to approve or make recommendations to the Board for:

•	all elements and amounts of compensation for the executive officers, including any performance goals,

•	reviewing succession plans relating to the CEO,

•	the adoption, amendment and termination of cash and equity-based incentive compensation plans,

•	approving any employment agreements, severance agreements or change in control agreements with executive officers, and

•	the level and form of non-employee director compensation and benefits.
Nominating and Governance Committee
The Nominating and Governance Committee consists of 5 directors, all of whom are independent under NASDAQ and BZX listing rules. The Nominating and Governance Committee's responsibilities include making recommendations to the Board on:

•	persons for election as director,

•	a director to serve as Chairman of the Board and an independent director to serve as Lead Director,

•	any stockholder proposals and nominations for director,

•	the appropriate structure, operations and composition of the Board and its committees,

•	the Board and committee annual self-evaluation process, and

•	the contents of the Corporate Governance Guidelines, Code of Business Conduct and Ethics and other corporate governance policies and programs.

Criteria for Directors
We believe that each of the individuals serving on our Board has the necessary skills, qualifications and experiences to address the challenges and opportunities we face. The Nominating and Governance Committee is responsible for considering and recommending to the Board nominees for election as director, including considering each incumbent director's continued service on the Board. The Committee annually reviews the skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In evaluating director candidates, the Committee takes into consideration many factors, including the individual's educational and professional background, whether the individual has any special experience in a relevant area, personal accomplishments and cultural experiences. In addition, the Committee may consider such other factors it deems appropriate when conducting its assessment of director candidates.
Board Self-Evaluations
The Nominating and Governance Committee is responsible for handling the Board and committee annual self-evaluations to determine whether the Board and the committees are functioning effectively and to identify potential areas of improvement. The annual evaluation process includes the Chairman and the Lead Director interviewing each member of the Board and the committees discussing various topics and subject areas related to committee annual self-evaluations. These discussions are then reported to the Nominating and Governance Committee and the Board for their review and consideration.
Diversity
While we do not currently have a formal diversity policy, our Corporate Governance Guidelines provide that the Nominating and Governance Committee will seek to recommend to the Board candidates for director with a diverse range of experiences, qualifications and skills in order to provide varied insights and competent guidance regarding our operations, with a goal of having a Board that reflects diverse backgrounds, experience and viewpoints. We believe that we benefit from having directors with a diversity of skills, characteristics, backgrounds and cultural experiences.
Stockholder Nominations
The Nominating and Governance Committee will consider stockholder recommendations for candidates for our Board and will consider those candidates using the same criteria applied to candidates suggested by management. Stockholders may recommend candidates for our Board by contacting the Corporate Secretary of CBOE Holdings, Inc. at 400 South LaSalle Street, Chicago, Illinois 60605.
In addition, stockholders may formally nominate candidates for our Board to be considered at an annual meeting of stockholders through the process described under the heading “Stockholder Proposals.”

Finance and Strategy Committee
The Finance and Strategy Committee's responsibilities include making recommendations to the Board regarding the budget, capital allocation, strategic plans, and acquisition or investment opportunities.
Executive Committee
The Executive Committee has the authority to exercise the powers and authority of the Board when the convening of the Board is not practicable, except as limited by its charter, the Company's Bylaws and applicable law.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a current or former officer or employee of ours. In addition, there are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.
Stockholder Engagement

CBOE Holdings and its Board are committed to fostering long-term and institution-wide relationships with stockholders and maintaining their trust and goodwill. As a result, each year we interact with stockholders through a variety of engagement activities. These engagements routinely cover strategy and performance, corporate governance, compensation and other current and emerging issues to ensure that our Board and management understand and address the issues that are important to our stockholders.

Our key stockholder engagement activities in 2016 included attending investor and industry conferences, conducting investor road shows in major U.S. cities and hosting meetings at our corporate headquarters. In 2016, we engaged with holders of approximately 35 percent of our common stock outstanding and engaged with holders of approximately 68 percent of our common stock outstanding that was held by actively managed funds. This activity included heavy engagement with stockholders in connection with our acquisition of Bats. In addition, our quarterly earnings calls are open to the general public and feature a live webcast. Our Annual Meeting, to be held in Chicago, also includes a live webcast, so all of our stockholders may listen to the meeting remotely if they are unable to attend the meeting in person.

Periodically, our outreach includes discussions specifically focused on corporate governance and proxy season trends and issues, targeting our top stockholders. Through these discussions we gain valuable feedback, and this feedback is shared with the Board and its relevant committees and we take steps to address any areas of improvement.

Communications with Directors
As provided in our Corporate Governance Guidelines, stockholders and other interested parties may communicate directly with our independent directors or the entire Board. Our policy and procedures regarding these communications are located in the Investor Relations section of our website at http://ir.CBOE.com.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Audit Committee has responsibility for reviewing and approving all related party transactions. The Committee has adopted a related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Committee in accordance with the terms of the policy. Other than as described below, since January 1, 2016, there were no transactions in which CBOE Holdings or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer, a security holder known to own more than 5% of our common stock or an immediate family member of any of the foregoing had, or will have, a direct or indirect material interest.
None of Messrs. Mitchell, Ratterman or Richter, each of whom joined our Board in connection with the completion of our acquisition of Bats, has any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K other than as reported under the heading "Interests of Bats' Directors and Executive Officers in the Merger" in the definitive joint proxy statement/prospectus dated December 9, 2016, filed by CBOE Holdings with the SEC on December 12, 2016, as amended and supplemented from time to time, which disclosure is incorporated herein by reference.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table lists the shares of our common stock that were beneficially owned as of March 21, 2017, or as of the date otherwise indicated below, and the percentage of our common stock beneficially owned, based on 112,623,592 shares outstanding on March 21, 2017, including those issued in connection with the acquisition of Bats, by each of:

•	our directors and nominees,

•	our named executive officers,

•	our directors and nominees and executive officers as a group, and

•	beneficial owners of more than 5% of our common stock.
Because our acquisition of Bats on February 28, 2017 included the issuance to Bats stockholders of our common stock representing approximately 28% of our pre-transaction shares outstanding as consideration for the transaction, the beneficial owners of more than 5% of our common stock listed below could have received shares not reflected below or additional individuals or entities could beneficially own more than 5% of our common stock.

Name	Number of Shares of Common Stock(1)	Percent of Voting Common Stock
Edward T. Tilly	90,611	*
Edward L. Provost	91,747	*
Alan J. Dean	62,094	*
Joanne Moffic-Silver	69,762	*
Gerald T. O'Connell	71,893	*
James R. Boris	12,276	*
Frank E. English, Jr.	4,429	*
William M. Farrow III	1,581	*
Edward J. Fitzpatrick	6,244	*
Janet P. Froetscher	16,876	*
Jill R. Goodman	9,029	*
Christopher T. Mitchell (2)	665,240	*
Roderick A. Palmore	16,576	*
Joseph P. Ratterman (3)	242,683	*
Michael L. Richter (4)	20,996	*
Samuel K. Skinner	16,876	*
Carole E. Stone	14,576	*
Eugene S. Sunshine	16,876	*
All serving directors, nominees and executive officers as a group (22 persons)	2,099,085	1.86%
T. Rowe Price Associates, Inc. (5)	12,571,906	11.16%
BlackRock, Inc. (6)	6,285,694	5.58%
FMR LLC (7)	6,222,312	5.52%
The Vanguard Group (8)	6,134,287	5.45%
______________________

*	Less than 1%.

(1)
Amounts include (i) 1,581 shares of unvested restricted common stock granted to each non-employee director, other than Messrs. Mitchell, Ratterman and Richter, pursuant to the Second Amended and Restated Long-Term Incentive Plan and (ii) 270 shares of unvested restricted common stock granted to each of Messrs. Mitchell, Ratterman and Richter pursuant to the Second Amended and Restated Long-Term Incentive Plan. The number of shares of unvested restricted common stock held by all directors as a group is 16,620. The restricted stock units granted to our executives, which do not entitle the holder to voting rights and are described in the "Summary Compensation" section of this proxy statement, are not included in this table.

(2)
Mr. Mitchell is the holder of record of 270 unvested restricted shares of CBOE Holdings common stock, Spectrum Equity Investors VI, L.P. is the holder of record of 663,110 shares, Spectrum VI Co-Investment Fund, L.P. is the holder of record of 257 shares and Spectrum VI Investment Managers' Fund, L.P. is the holder of record of 1,603 shares (the "Spectrum Equity Funds"). The general partner of Spectrum Investors VI, L.P. is Spectrum Equity Associates VI, L.P., the general partner of which is SEA VI Management, LLC ("SEA VI LLC"). The general partner of Spectrum VI Investment Managers' Fund, L.P. and Spectrum VI Co-Investment Fund, L.P. is SEA VI LLC. Mr. Mitchell may be deemed to share the voting and dispositive power over securities beneficially owned by SEA VI LLC. The principal business address of each of the Spectrum Equity Funds is One International Place, 35th Floor, Boston, Massachusetts, 02110.

(3)
Consists of 10,990 shares of CBOE Holdings common stock, including 270 unvested restricted shares of CBOE Holdings common stock, held of record by Mr. Ratterman and 231,693 shares of CBOE Holdings common stock held of record by the Joseph P. and Sandra M. Ratterman Trust. Joseph P. Ratterman and Sandra M. Ratterman, as Trustees of the Joseph P. and Sandra M. Ratterman Trust dated September 15, 2008, or their Successors in Trust, may be deemed to share voting power and dispositive power over the shares held by the Joseph P. and Sandra M. Ratterman Trust dated September 15, 2008.

(4)	Consists of 20,996 shares of CBOE Holdings common stock, including 270 unvested restricted shares of CBOE Holdings common stock, held of record by Mr. Richter.

(5)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 7, 2017. The Schedule 13G/A reports that, as of December 31, 2016, T. Rowe Price Associates, Inc. ("T. Rowe Price"), 100 E. Pratt Street, Baltimore, MD 21202, has sole voting power with respect to 3,224,733 shares of common stock and sole dispositive power with respect to 12,571,906 shares of common stock. We are aware that T. Rowe Price was a former stockholder of Bats. The reported ownership of T. Rowe Price does not include any shares of CBOE Holdings common stock that T. Rowe Price may have received as consideration in the acquisition of Bats.

(6)
Based on information set forth in a Schedule 13G/A filed with the SEC on January 23, 2017. The Schedule 13G/A reports that, as of December 31, 2016, BlackRock Inc., 55 East 52nd Street New York, NY 10055, has sole voting power with respect to 6,002,651 shares of common stock and sole dispositive power with respect to 6,285,694 shares of common stock.

(7)
Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2017. The Schedule 13G reports that, as of December 31, 2016, FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, has sole voting power with respect to 564,185 shares of common stock and sole dispositive power with respect to 6,222,312 shares of common stock.

(8)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2017. The Schedule 13G/A reports that, as of December 31, 2016, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, has sole voting power with respect to 47,746 shares of common stock and sole dispositive power with respect to 6,082,420 shares of common stock. In addition, The Vanguard Group has shared voting power with respect to 8,454 shares of common stock and shared dispositive power with respect to 51,867 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater-than-10% stockholders, if any, are required by regulation to furnish us with copies of all Forms 3, 4 and 5 that they file.
Based on our review of the copies of those forms, any amendments that we have received and written representations from our executive officers and directors, we believe that all executive officers and directors and the owners of more than 10% of our common stock complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2016.

DIRECTOR COMPENSATION
In 2016, for the Board term ending with our 2016 Annual Meeting of Stockholders, we compensated our non-employee directors as follows:

•	an annual cash retainer of $75,000,

•	an annual stock retainer valued at $75,000, based on the closing price on the date of grant,

•	a meeting fee of $1,000 for each Board or committee meeting that a director attended,

•	CBOE Holdings Compensation, Finance and Strategy and Nominating and Governance Committee chairs received an additional annual cash retainer of $10,000,

•	CBOE Holdings Audit Committee and the CBOE and C2 Regulatory Oversight and Compliance Committee chairs received an additional annual cash retainer of $20,000,

•
the Lead Director of the Board received the cash and stock retainer that the other directors received, an additional cash retainer of $50,000 and received meeting fees for the meetings of standing Board committees that he attended, and

•	the Chairman of the Board, who does not receive meeting fees, received the cash and stock retainer that the other directors received, and an additional retainer of $250,000.
The Compensation Committee conducted a review of competitive data for Board compensation and recommended that the Board make changes to the compensation of directors. In 2016, for the Board term ending with our Annual Meeting, we compensated our non-employee directors as follows:

•	an annual cash retainer of $90,000,

•	an annual stock retainer valued at $100,000, based on the closing price on the date of grant,

•	a meeting fee of $1,000 for each committee meeting that a director attended,

•	CBOE Holdings Compensation, Finance and Strategy and Nominating and Governance Committee chairs received an additional annual cash retainer of $15,000,

•	CBOE Holdings Audit Committee and the CBOE and C2 Regulatory Oversight and Compliance Committee chairs received an additional annual cash retainer of $25,000,

•
the Lead Director of the Board received the cash and stock retainer that the other directors received, an additional cash retainer of $50,000 and received meeting fees for the meetings of standing Board committees that he attended, and

•	the Chairman of the Board, who does not receive meeting fees, received the cash and stock retainer that the other directors received, and an additional retainer of $250,000.
Payments for meetings and the chair retainers include payments for service on certain CBOE and C2 board committees, such as the CBOE and C2 Regulatory Oversight and Compliance Committee mentioned above, in addition to the committees of the CBOE Holdings Board.
The three directors who joined the Board on February 28, 2017, Messrs. Mitchell, Ratterman and Richter, are entitled to the same compensation as described above for all other directors, but on a pro rata basis for the portion of time served until the Annual Meeting.

The compensation of our non-employee directors for the year ended December 31, 2016 for their service as members of our Board is shown in the following table.

2016 Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
William J. Brodsky	$332,500	$100,061	$432,561
James R. Boris	$177,500	$100,061	$277,561
Edward J. Fitzpatrick	$129,000	$100,061	$229,061
Frank E. English, Jr.	$103,500	$100,061	$203,561
William M. Farrow, III	$51,000	$100,061	$151,061
Janet P. Froetscher	$101,500	$100,061	$201,561
Jill R. Goodman	$105,500	$100,061	$205,561
R. Eden Martin	$103,500	$100,061	$203,561
Roderick A. Palmore	$127,000	$100,061	$227,061
Susan M. Phillips	$103,500	$100,061	$203,561
Samuel K. Skinner	$113,000	$100,061	$213,061
Carole E. Stone	$128,000	$100,061	$228,061
Eugene S. Sunshine	$117,000	$100,061	$217,061
______________________

(1)
The non-employee directors received an equity grant of restricted stock on May 19, 2016. The equity grant vests on the earlier of the one year anniversary of the grant date or the completion of the year of director service. Each of the directors holds 1,581 shares of unvested restricted stock as of December 31, 2016. In connection with the acquisition of Bats, the equity grants of 1,581 shares of unvested restricted stock to each of Messrs. Brodsky and Martin and Ms. Phillips vested on February 28, 2017.

The Compensation Committee has adopted stock ownership guidelines, which provide that each non-employee director should own stock equal to three times the cash annual retainer for directors within three years of joining the Board. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock, including shares that have been granted but are unvested, are included. In addition, each non-employee director is expected to hold all of their shares until the guidelines are met. Other than Mr. Farrow, who was first elected to our Board last year, each of the non-employee incumbent directors has met the ownership requirement as of December 31, 2016.
Under our Insider Trading Policy, our directors are prohibited from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock. Our Insider Trading Policy also prohibits directors from entering into any pledges or margin loans on shares of our common stock. None of the directors have existing pledges or margin loans on shares of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The design of our executive compensation program, including compensation practices and independent oversight, is intended to align management's interests with those of our stockholders and pay for our performance. Compensation awarded in 2016 is a result of yet another year of solid results. The financial results and performance highlights presented below are those of CBOE Holdings and its subsidiaries and do not include the results of Bats and its subsidiaries.

Compensation Governance Practices

What we do		What we don't do
●	Mitigate undue compensation risk	●	No hedging or pledging of company stock
●	Enforce robust mandatory stock ownership guidelines	●	No excessive perquisites
●	Utilize independent compensation consultant	●	No excessive use of employment contracts
●	Maintain double trigger change in control provisions in employment agreement and Executive Severance Plan	●	No tax gross-ups upon a change in control or otherwise
●	Provide clawback provisions for cash incentive and equity awards for executives
●	Limits on all incentive award payouts

Independent Oversight
The Compensation Committee:

•	is composed solely of independent directors;

•	utilizes an independent compensation consultant; and

•	met 8 times during the year to discuss executive officer compensation, compensation practices and performance criteria.
Compensation Program

•	Market competitive base salary.

•	High proportion of named executive officers' total compensation was composed of performance-based compensation.

•
Annual cash incentive for 2016 was based on corporate performance (weighted 70%) against pre-established pre-tax, pre-bonus net income levels and individual performance (weighted 30%) against individual and company-wide strategic goals.

•	Long-term incentive for 2016 was composed of 50% time-based restricted stock units ("RSUs") and 50% performance-based restricted stock units ("PSUs").

•	Market competitive retirement, medical, life and disability arrangements that are generally available to all employees.

•	Market competitive executive retirement programs (however, we froze our Executive Retirement Plan to new entrants effective January 1, 2017).

Discussion
The following is a discussion of how the total compensation awarded to, earned by or paid to each of our 2016 "named executive officers," or "NEOs," is determined. Our 2016 NEOs are:

Name	Position
Edward T. Tilly	Chief Executive Officer
Edward L. Provost	President and Chief Operating Officer
Alan J. Dean	Executive Vice President, Chief Financial Officer and Treasurer
Joanne Moffic-Silver	Executive Vice President, General Counsel and Corporate Secretary
Gerald T. O'Connell	Executive Vice President and Chief Information Officer
2016 Business Highlights
The following is a brief summary of our 2016 business highlights as they relate to the key performance metrics used in our performance-based compensation program as well as other business highlights.

•	We reported solid revenues with total operating revenues of $657 million, up 4% compared to the prior year.

•	Our share of total U.S. exchange-traded options contracts for the year ended December 31, 2016 was 27.7%, up from 27.1% for 2015.

•	Fourth consecutive year of record index trading, with new highs in SPX options and VIX futures.

•	On September 25, 2016, CBOE Holdings entered into an Agreement and Plan of Merger to acquire Bats and we completed the acquisition on February 28, 2017.

•
CBOE Holdings entered into a $1.0 billion senior unsecured delayed draw term loan facility on December 15, 2016 and issued on January 12, 2017 $650 million aggregate principal amount of 3.650% Senior Notes due 2027, securing $1.65 billion in the aggregate to finance the cash portion of its acquisition of Bats as well as the repayment of Bats' existing indebtedness.

•	On December 15, 2016, we entered into a $150 million revolving credit facility to be used for working capital and other general corporate purposes.

•	We began overnight dissemination of values for the VIX Index.

•	We opened an office in London, engaged a full-time consultant in Hong Kong and CFE received approval from the Monetary Authority of Singapore to be a Registered Market Operator in Singapore.

•	We launched SPX Weeklys with Monday and Wednesday expirations and options on the FTSE 100, FTSE China 50 and FTSE Emerging Indexes.

•	We continued in-house custom development of our next generation of trading technology, CBOE Vector. However, the launch of CBOE Vector on CFE was suspended due to the acquisition of Bats.

•
We made a majority equity investment in CBOE Vest Financial Group, Inc., an investment manager focused on Target Outcome Investment strategies, and made a minority equity investment in Eris Exchange Holdings, LLC, a U.S.-based futures exchange group offering swap futures as a capital-efficient alternative to over-the-counter swaps.

We believe that the performance of the Company demonstrates that management is keenly focused on obtaining short-term results, while positioning the Company for long-term growth. Our business continued to generate strong cash flows from operations and we effectively deployed capital to enhance stockholder returns while retaining the flexibility to pursue new opportunities. To that end:

•	in keeping with our goal of consistent and sustainable dividend growth, in 2016, we increased our quarterly dividend by 9% to $0.25 per share; and

•	in 2016, we had $64 million in share repurchases under our share repurchase program and from employees.

As a result of these business highlights and capital allocation decisions, we achieved a total stockholder return of approximately 16% for 2016 and approximately 50% over the past three years.

Compensation Philosophy and Summary

Our executive compensation program is designed to attract and retain talented and dedicated executives who are instrumental in our achievement of key strategic business objectives. To meet these objectives, the Compensation Committee designed and implemented a program that pays a substantial portion of executive compensation based on corporate and individual performance.

The Compensation Committee believes that compensation plays a vital role in contributing to the achievement of key strategic business objectives that ultimately drive long-term business success. Accordingly, we designed our executive compensation program to focus our executives on achieving critical corporate financial and strategic goals, while taking steps to position the business for sustained growth in financial performance over time.
The following table lists the various components included in total compensation for our executive officers and each element's purpose. Later sections provide additional details regarding each component.

Total Compensation Component	Purpose
Base salary	Provides a defined amount of compensation based on the market value of the position and provides a baseline for our annual incentive plan
Annual incentive
Provides pre-established and discretionary payments designed to reward each executive for his or her contribution towards achieving our annual financial and operational results and for his or her achieving individual and strategic goals

Long-term equity awards	Aligns the interests of our executives with stockholders and motivates our executives to focus on our long-term growth and increased stockholder value
Benefits-retirement, medical, life and disability	Provides competitive benefits to attract and retain executives and protects executives in a catastrophic event
Severance	Creates a stable framework by encouraging retention in times of uncertainty
The following is a distribution of the total target 2016 compensation mix for the Chief Executive Officer and the other named executive officers as a group. Total target compensation is the sum of an executive officer's 2016 base salary, target annual incentive and target value for long-term equity awards (i.e., RSUs and PSUs).

Role of the Compensation Committee
The Compensation Committee is responsible for reviewing the various components of the total compensation program for all executive officers. The Compensation Committee either approves or makes recommendations to the full Board regarding compensation related decisions. To provide the Compensation Committee with advice and assistance related to the design of our incentive compensation plans, the Compensation Committee engaged Meridian Compensation Partners, LLC as its independent compensation consultant. Meridian consultants regularly attend meetings of the Compensation Committee. In addition, Messrs. Tilly, Provost and Dean generally attended in 2016 portions of the meetings of the Compensation Committee to provide information and assistance, other than when the Compensation Committee discusses the respective executive's compensation.
Independent Compensation Consultant
The independent compensation consultant reviews the executive compensation program and advises the Compensation Committee on best practices and plan design to help improve the Company's program's effectiveness. In addition, the consultant provides advice to the Compensation Committee on the Company’s compensation peer groups and on the competitive positioning of the various components of the executive compensation program. The independent compensation consultant also meets with the Compensation Committee in executive session without management present and may communicate directly, as needed, with members of the Compensation Committee and the Board at large. Based on a review of its engagement of the independent compensation consultant and consideration of factors set forth in SEC and NASDAQ rules, the Compensation Committee determined that Meridian's work did not raise any conflicts of interest and that it is independent.
Company's Response to Stockholder Vote on Say-on-Pay
At the 2016 Annual Meeting of Stockholders, our "say-on-pay" proposal received the support of over 95% of the votes cast for approval of our 2015 executive compensation program as disclosed in our 2016 Proxy Statement, and every year since going public in 2010, we have received over 85% stockholder support of our executive compensation programs. The Compensation Committee has reviewed the results of the stockholder vote on our 2015 executive compensation program and considered such results supportive of our executive compensation program and the Compensation Committee's measured approach to modifying our compensation practices to enhance their alignment with stockholder interests. In addition, the Compensation Committee has determined that the vote result did not warrant any large-scale changes to our executive compensation program; however, the Compensation Committee continues to take steps to ensure our compensation practices remain aligned with best practices and stockholder interests.
Peer Groups and Comparative Data
Based on advice from our independent compensation consultant, the Compensation Committee approved two peer groups from which it derived competitive market compensation data: (i) the Securities Exchange Peer Group and (ii) the Broader Financial and Technology Industry Peer Group. The Securities Exchange Peer Group is composed of seven companies, each with a heavy focus on our industry. The Broader Financial and Technology Industry Peer Group is composed of 20 companies, which include financial services firms with a heavy focus on technology and with corporate profiles similar to ours. The Compensation Committee utilizes this two peer group model to derive meaningful compensation data due to our unique business model and to ensure that our target compensation is competitive. The Compensation Committee also uses this data as points of reference, rather than as the determining factors in setting compensation for our executive officers.

Securities Exchange Peer Group
ASX Limited	Intercontinental Exchange, Inc.
CME Group Inc.	Nasdaq, Inc.
Deutsche Borse AG	TMX Group Limited
London Stock Exchange Group plc

Broader Financial and Technology Industry Peer Group
American Capital, Ltd.	Manhattan Associates, Inc.
BGC Partners, Inc.	MarketAxess Holdings Inc.
Bottomline Technologies (de), Inc.	MSCI Inc.
The Dun & Bradstreet Corporation	Piper Jaffray Companies
Exlservice Holdings, Inc.	SEI Investments Company
FactSet Research Systems Inc.	SS&C Technologies Holdings, Inc.
GAIN Capital Holdings, Inc.	Syntel, Inc.
GFI Group Inc.	Tyler Technologies, Inc.
Investment Technology Group Inc.	The Ultimate Software Group, Inc.
Jack Henry & Associates, Inc.	WEX Inc.

The Compensation Committee annually reviews the two peer groups. Subsequent to the 2016 compensation decisions, the Committee approved updates to the Broader Financial and Technology Industry Peer Group, removing BGC Partners, Inc. and GFI Group Inc. from the group as a result of the two companies merging in 2016. The change decreased the number of peers in the Broader Financial and Technology Industry Peer Group from 20 to 18 companies. The Compensation Committee made no changes to the Securities Exchange Peer Group.
The Compensation Committee compared our corporate performance to our peer groups in the areas of revenues, market capitalization, operating margin and number of employees. With respect to the industry-specific Securities Exchange Peer Group, the Compensation Committee recognizes that the Company falls below the median annual revenue, but believes that the Securities Exchange Peer Group is appropriate due to the limited number of competitors in our industry. With respect to the Broader Financial and Technology Industry Peer Group, the Company’s annual revenue falls near the median of the peer group. Given the acquisition of Bats, the Compensation Committee expects to review the compositions of these peer groups for 2017.
Elements of Compensation
Base Salary. The base salary for our named executive officers is designed to be part of a competitive total compensation package when compared to both of our peer groups. Base salary provides our named executive officers with a measure of certainty within their total compensation package and provides a baseline for their target payout opportunity under the annual incentive plan. In setting base salary, in addition to considering peer group data, the Compensation Committee also considered for each named executive officer the following factors:

●	position,	●	individual performance,
●	experience,	●	potential to influence our future success, and
●	industry specific knowledge,	●	total compensation.
●	level of responsibility,
For 2016, the Compensation Committee reviewed and made recommendations to the Board regarding the base salaries for each of the named executive officers, with input from Mr. Tilly regarding the individual performance of Mr. Provost and from Messrs. Tilly and Provost regarding the individual performances of Mr. Dean, Ms. Moffic-Silver and Mr. O'Connell. Due to her assumption of additional responsibilities and duties, Ms. Moffic-Silver's base salary was increased 3% in May 2016 to better align her base salary with comparative market data. We made no changes to the base salaries for Messrs. Tilly, Provost, Dean and O'Connell in 2016.
Annual Incentive. The annual incentive, or bonus, component of the total compensation package paid to our named executive officers is intended to reward performance during the prior year, including performance relative to goals that were approved by the Board and Compensation Committee at the beginning of the year. In the first quarter of each year, the Compensation Committee reviews corporate and individual performance for the prior year and makes recommendations to the Board for annual incentives to be paid to the named executive officers and other executive officers for the prior year performance. The Board may approve, disapprove or modify the recommendations of the Compensation Committee.
The Compensation Committee established a target annual incentive opportunity for each of the executive officers by considering market data derived from our two peer groups and the following factors: the executive officer’s job responsibilities and experience, pay history and ability to affect our success in the upcoming year. Below are the 2016 target annual incentive amounts for the named executive officers, shown as a percentage of salary. The target annual incentive opportunity amount for Ms. Moffic-Silver increased from 117% in 2015 to 140% in May 2016, due to her increase in responsibilities and duties in 2016. We made no changes to the target annual incentive opportunity amounts for Messrs. Tilly, Provost, Dean and O'Connell in 2016.

Named Executive Officer	Target Annual Incentive Opportunity as Percentage of Base Salary
Edward T. Tilly	150%
Edward L. Provost	150%
Alan J. Dean	140%
Joanne Moffic-Silver	140%
Gerald T. O'Connell	140%
The Compensation Committee determines actual bonus payouts based on achieved results against pre-established performance metrics. The use of pre-established performance metrics creates an annual incentive plan that rewards our executive officers for superior performance, reduces payouts when performance does not meet target and eliminates payouts if performance does not meet threshold. In addition, the performance metrics create a more structured, formulaic annual incentive plan - the executive officers know throughout the year what needs to be accomplished and what specific bonus dollar amounts can be earned at different performance levels.
The Company funds the annual incentive plan for our named executive officers from a bonus pool based on a corporate performance metric. The Compensation Committee also establishes annual performance metrics for each named executive officer that include a corporate performance metric and non-financial individual performance goals. At the beginning of 2016, the Compensation Committee established the bonus "pool" based on a percentage of the Company's pre-tax, pre-bonus net income and allocated a fixed proportion of any bonus pool formed to each of our named executive officers. However, the Compensation Committee maintains discretion to adjust a named executive officer’s allocable share of the bonus pool based on achieved performance against a corporation performance metric (pre-tax, pre-bonus net income) weighted 70% and individual performance goals weighted 30%. In no event may the Compensation Committee award an annual incentive bonus in an amount greater than a named executive officer’s allocable portion of the bonus pool.
Under the annual incentive plan, the Compensation Committee established threshold, target and maximum performance levels. The Company will pay no annual incentive bonus if actual performance is below threshold. The following chart shows the aggregate bonus payout opportunity for each named executive officer at these performance levels.

Named Executive Officer	Base Salary*	Target Annual Incentive Opportunity as Percentage of Base Salary	Bonus Payout Opportunity*
			Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Edward T. Tilly	$1,000	150%	$750	$1,500	$3,000
Edward L. Provost	$630	150%	$473	$945	$1,890
Alan J. Dean	$525	140%	$368	$735	$1,470
Joanne Moffic-Silver	$433	140%	$303	$606	$1,212
Gerald T. O'Connell	$425	140%	$298	$595	$1,190
______________________
* In thousands

Corporate Performance. The Compensation Committee established the following levels of the Company's pre-tax, pre-bonus net income for 2016 to be met with respect to threshold, target and maximum bonus payouts. The Compensation Committee used straight-line interpolation to determine amounts for any results in between the threshold and target performance levels and in between the target and maximum performance levels.

Performance Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Corporate Performance
Pre-tax, pre-bonus net income	70%	$309 million	$363 million	$418 million
"Pre-tax, pre-bonus net income" is net income before taxes excluding the annual incentive accrual, which may be further adjusted for extraordinary items that are not reflective of performance and therefore, should not be included in the calculation. The target pre-tax, pre-bonus net income was based on our Board-approved business plan. In addition, the Compensation

Committee approved the selected pre-tax, pre-bonus net income measure to focus and reward management's efforts to increase trading in our products and managing expenses. The Compensation Committee adjusted actual pre-tax, pre-bonus net income to remove the impact of the acquisition of Bats. The Compensation Committee excluded costs in connection with the acquisition of Bats, as such acquisition costs are not reflective of performance of the Company.
For 2016, the unweighted payout percentage for corporate performance was approximately 83% of each named executive officer's target annual incentive award opportunity.
Individual Performance. The individual performance goals are 30% of each named executive officer's target annual incentive opportunity. Based upon data and analysis on each goal as provided by management, the Compensation Committee determined the unweighted payout percentage of target annual incentive award opportunity for individual performance for each named executive officer.
Early in 2016, the Compensation Committee set the following strategic goals for 2016:

•	Resources: Ensure resources are in place to implement plans to leverage existing technology and develop new trading technology;

•	Indexes: Strengthen core index franchise;

•	Methodologies: Pursue leveragable methodologies;

•	Customer Engagement: Reach out via education, technology and analytics;

•	Geographic Expansion: Widen global access and distribution;

•	Asset Class Diversification: Create markets for the Company's capabilities; and

•	Customer Capital: Facilitate products and customers.
As discussed above in "2016 Business Highlights," overall, we substantially performed on our targeted 2016 strategic goals.
The Compensation Committee received from Mr. Tilly input regarding the individual performance of Mr. Provost. The Compensation Committee also received from Messrs. Tilly and Provost input regarding the individual performances, and recommendations regarding incentive compensation, of Mr. Dean, Ms. Moffic-Silver and Mr. O'Connell. The Compensation Committee, with input from the Board, also evaluated the performance of Messrs. Tilly and Provost with respect to the following:
Mr. Tilly's Individual Goals:

•	manage the Company and its affiliates to achieve the strategic goals listed above which allow for long-term success;

•	manage communications with the investment community so as to cultivate a loyal stockholder base;

•
work with the Compensation Committee and the Board in continuing to develop and enhance the Company's succession plan for all senior management positions. The succession plan will identify and qualify multiple potential successors for each senior management position; and

•	work with government officials and ensure the Company remains a leader in policy-making that may affect its business.
Mr. Provost's Individual Goals:

•	ensure resources are in place to execute the Company's strategic goals listed above;

•	manage communications with the investment community so as to cultivate a loyal stockholder base; and

•	manage the operation of the Company and its affiliates to ensure reliable and efficient service at a competitive cost.
Based on these factors and its deliberations, the Compensation Committee determined for individual performance the unweighted payout percentage of each named executive officer’s target annual incentive award opportunity. The "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table reflects amounts paid under the annual incentive plan.
In addition to his annual incentive award, the Compensation Committee, provided Mr. O'Connell a cash award in the amount of $333,333 for his continued role in the successful development of CBOE Vector. This was the second of three annual installments of the $1,000,000 incentive award related to the development of CBOE Vector. The "Bonus" column of the Summary Compensation Table reflects this cash award paid to Mr. O’Connell.
Long-Term Incentive Plan. The Compensation Committee strongly believes that a stock ownership culture enhances our long-term success. We have adopted the Second Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan, which was approved by stockholders at the 2016 Annual Meeting of Stockholders. Under the plan, the Compensation Committee may grant equity or cash awards, including restricted stock, restricted stock units and options.
The Compensation Committee believes that equity awards assist us in meeting the following goals:

•	aligning the financial interests of our Board members and employees with the interests of our stockholders;

•	aligning our Board and executive compensation with that of our peer groups in terms of vehicle and value;

•	providing competitive compensation to assist in retaining highly skilled and qualified Board members and executives; and

•	deferring a significant portion of total compensation to the future and linking the ultimate value of the award to our future stock price.
2016 Grants
The Compensation Committee and the Board approved equity awards in early 2016 for 2015 service. The grants were made at the target amount for each executive. The Compensation Committee set each named executive officer’s target long-term incentive value based on peer group market data and individual executive performance. Once the Compensation Committee set the target long-term incentive value for each named executive officer, one-half of the target value was granted in the form of time-based RSUs and one-half of the target value was granted in the form of PSUs.

•
Time-Based Restricted Stock Units. Time-based RSUs comprise 50% of the 2016 grant value and have a three-year vesting period, with one-third of the RSUs vesting on each of the first, second and third anniversaries of the grant date. The vesting of these awards is not subject to performance conditions.

•
Performance-Based Restricted Stock Units. The PSUs comprise the remaining 50% of the 2016 grant value. As described below, one-half of PSU grants are subject to the achievement of relative total shareholder return ("TSR") against pre-determined performance goals and one-half of PSU grants are subject to the achievement of earnings per share ("EPS") against pre-determined performance goals, both over a three-year performance period.

◦
PSUs subject to Relative Total Shareholder Return ("PSUs-TSR"). 25% of the long-term incentive grant is subject to a relative TSR performance condition. The number of PSUs-TSR that will vest at the end of the three-year performance period will vary from 0% to 200% of the target number of PSUs-TSR granted to each named executive officer, based on our TSR relative to the TSR for the S&P 500 Index during the three-year performance period. We calculate TSR as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period. The Compensation Committee selected the relative TSR performance metric to incent management to increase TSR for the benefit of stockholders, and believe that tying a portion of each executive's compensation to TSR compared to a broad index like the S&P 500 Index will encourage management to generate superior returns.

◦
PSUs subject to Earnings Per Share ("PSUs-EPS"). 25% of the long-term incentive grant is subject to an EPS performance condition. The number of PSUs that will vest at the end of the three-year performance period will vary from 0% to 200% of the target number of PSUs-EPS granted to each named executive officer, based on our cumulative EPS during the three-year performance period, as adjusted for certain extraordinary, unusual or non-recurring items. The Compensation Committee selected the cumulative EPS performance metric to encourage management to continue growing the business and increasing trading on our exchanges. Because of the operating leverage inherent in our business, they believe that EPS growth over the next three years is an appropriate basis for these awards.
The Company will settle vested PSUs and RSUs in shares of the Company's common stock. For each vested RSU or PSU, the named executive officer will receive one share of our common stock. To receive shares earned under RSUs and PSUs, a named executive officer must be continuously employed during the applicable service period or performance period, subject to acceleration in the event of a change in control or in the event of a participant’s earlier death, disability or qualified retirement.

The Compensation Committee equally weighted PSUs-TSR and PSUs-EPS so that management will maintain an equal focus on enhancing Company TSR and profitably grow the Company to increase EPS. The Compensation Committee granted time-based RSUs to align the interests of management with stockholders and to provide a retention incentive.

The details of the RSUs with a three-year vesting period awarded on February 19, 2016 are as follows.

Named Executive Officer	# of Shares
Edward T. Tilly	20,227
Edward L. Provost	12,743
Alan J. Dean	6,797
Joanne Moffic-Silver	3,965
Gerald T. O'Connell	5,502
The details of the PSUs tied to 2016-2018 EPS and TSR are as follows.

			# of Shares
Named Executive Officer	Award Date	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Edward T. Tilly	2/19/2016	2016-2018 EPS	5,057	10,114	20,227
	2/19/2016	2016-2018 TSR	5,057	10,114	20,227
Edward L. Provost	2/19/2016	2016-2018 EPS	3,186	6,372	12,743
	2/19/2016	2016-2018 TSR	3,186	6,372	12,743
Alan J. Dean	2/19/2016	2016-2018 EPS	1,700	3,399	6,797
	2/19/2016	2016-2018 TSR	1,700	3,399	6,797
Joanne Moffic-Silver	2/19/2016	2016-2018 EPS	992	1,983	3,965
	2/19/2016	2016-2018 TSR	992	1,983	3,965
Gerald T. O'Connell	2/19/2016	2016-2018 EPS	1,376	2,751	5,502
	2/19/2016	2016-2018 TSR	1,376	2,751	5,502
The following table displays thresholds, targets and maximums for the PSU awards granted in 2016, measured over the performance period from January 1, 2016 through December 31, 2018.

	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Cumulative EPS	$7.72	$8.50	$9.34
Relative TSR Compared to S&P 500	20th Percentile	50th Percentile	80th Percentile
The Company will not settle any PSUs-TSR or PSUs-EPS if actual performance is below applicable threshold performance goals.

2014 Grants
In early 2017, the Compensation Committee determined, with respect to the 2014 grants of equity awards, the achievement of relative TSR against pre-determined performance goals and the achievement of EPS against pre-determined performance goals, both over a three-year performance period from January 1, 2014 through December 31, 2016. The TSR percentile attained was the 72nd percentile, and so 173.3% of the PSUs-TSR vested for each named executive officer. The cumulative EPS attained was $7.09, and so 87.9% of the PSUs-EPS vested for each named executive officer. Certain details of the PSUs based on achievement of 2014-2016 EPS and TSR performance goals are as follows and do not include the dividend equivalent payments. The specific performance goals for the PSUs-TSR and PSUs-EPS for the 2014-2016 performance period were previously disclosed in our proxy statement covering 2014 compensation.

			# of Shares at Target (100% Payout)
Named Executive Officer	Award Date	Performance Metric		# of Shares Vested	% of Target
Edward T. Tilly	2/19/2014	2014-2016 EPS	8,061	7,085	88%
	2/19/2014	2014-2016 TSR	8,061	13,970	173%
Edward L. Provost	2/19/2014	2014-2016 EPS	4,985	4,381	88%
	2/19/2014	2014-2016 TSR	4,985	8,640	173%
Alan J. Dean	2/19/2014	2014-2016 EPS	3,505	3,081	88%
	2/19/2014	2014-2016 TSR	3,505	6,075	173%
Joanne Moffic-Silver	2/19/2014	2014-2016 EPS	2,214	1,946	88%
	2/19/2014	2014-2016 TSR	2,214	3,837	173%
Gerald T. O'Connell	2/19/2014	2014-2016 EPS	3,072	2,700	88%
	2/19/2014	2014-2016 TSR	3,072	5,324	173%
Stock Ownership Guidelines
The Compensation Committee adopted stock ownership guidelines, shown below, specifying the levels of stock ownership that each named executive officer must maintain while employed by us. For purposes of this ownership requirement, (a) shares owned outright or in trust and (b) restricted stock or stock units, including shares or units with time-based or performance conditions that have been granted but are unvested, are included. Each named executive officer has three years to meet the guidelines from the date that such officer was appointed to his position. In addition, each named executive officer is expected to hold all of their shares until the guidelines are met. Each named executive officer has met the applicable holding requirement based on his or her position with us.

Named Executive Officer	Holding Requirement
Edward T. Tilly	Five times base salary
Edward L. Provost	Four times base salary
Alan J. Dean	Two times base salary
Joanne Moffic-Silver	Two times base salary
Gerald T. O'Connell	Two times base salary
Hedging Policy
Our Insider Trading Policy prohibits our executive officers from entering into transactions involving options to purchase or sell our common stock or other derivatives related to our common stock.
Pledging Policy
Our Insider Trading Policy prohibits executive officers from entering into any pledges or margin loans on shares of our common stock. None of the named executive officers have existing pledges or margin loans on shares of our common stock.

Clawbacks
The Compensation Committee has a policy for the clawback of cash incentive payments and long-term incentives based on the provisions of the Dodd-Frank Act, as currently proposed. The policy provides that we will attempt to recover incentive amounts paid to executive officers in the event of any material noncompliance with any financial reporting requirement. The policy has a three-year look-back and applies to both current and former executives, regardless of such executive's involvement in the noncompliance. The equity award agreements contain provisions applying the clawback policy to equity grants.
Employee Benefit Plans, Severance, Change in Control and Employment-Related Agreements
We make retirement, medical, life and disability plans available to all of our employees and, for certain grandfathered named executive officers and other employees, we provide participation in the Supplemental Executive Retirement Plan and the Executive Retirement Plan, which are described more fully below under "Summary Compensation – Non-Qualified Deferred Compensation Plans." We offer these plans in order to provide a competitive benefits program, a level of protection for catastrophic events and income during retirement. We do not provide any defined benefit retirement plans to our executive officers or employees. Effective January 1, 2017, the Company froze the Executive Retirement Plan to new executive officers and employees. In addition, we have an employment agreement with Mr. Tilly and an Executive Severance Plan for other named executive officers in order to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. Mr. Tilly's employment agreement and the Executive Severance Plan contain severance and change in control provisions and are described more fully below under "Severance, Change in Control and Employment-Related Agreements." Any payments under the employment agreement and the Executive Severance Plan upon a change in control will only occur if the named executive officer's employment is also terminated without cause or he or she resigns for good reason during a set period following the change in control, known as a double trigger provision.
Tax and Accounting Considerations
The Compensation Committee considers the tax and accounting implications of compensation to us and the tax implications to our named executive officers. The Compensation Committee strives to provide compensation deductible under Section 162(m) of the Internal Revenue Code and, to that end, certifies the level of attainment of the performance targets under the Second Amended and Restated Long-Term Incentive Plan annually in accordance with Section 162(m). However, the Compensation Committee reserves the right to pay compensation that is not deductible for tax purposes when, in its judgment, such compensation is appropriate.
Compensation Committee Report
This report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing with the SEC except to the extent that we specifically incorporate it by reference into such filing.
The Compensation Committee consists of Mr. Skinner, Chair, Mr. English, Ms. Froetscher and Mr. Sunshine, each of whom the Board has determined is independent under the applicable NASDAQ and BZX rules and our Corporate Governance Guidelines. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our Investor Relations page at http://ir.CBOE.com.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the foregoing section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.
Compensation Committee
Samuel K. Skinner, Chair
Frank E. English, Jr.
Janet P. Froetscher
Eugene S. Sunshine

Risk Assessment
We believe that any potential risks arising from our employee compensation policies and practices are not likely to have a material adverse effect on us. With assistance from the independent compensation consultant, the Compensation Committee reviewed and discussed a risk assessment of our compensation policies and practices for all employees for 2016, including non-executive officers, in its oversight capacity.
The Compensation Committee and management considered a number of factors, including the following factors, when reviewing potential risk from our employee compensation policies and practices:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•
The variable portions of compensation are designed to reward both annual and long-term performance. We believe that this design mitigates any incentive for short-term risk-taking that could be detrimental to our company's long-term best interests.

•
Our senior executives are subject to stock ownership guidelines, which we believe provide incentives for our executives to consider the long-term interests of our company and our stockholders and discourage excessive risk-taking that could negatively impact our stock price over time.

•	We include clawback provisions in our executives' cash incentive and equity incentive awards as a mechanism to recover compensation in the event of financial reporting wrongdoing.

•	We utilize an independent compensation consultant to provide the Compensation Committee with advice on best practices and the risks associated with various compensation policies.

SUMMARY COMPENSATION
2016 Summary Compensation

The table below sets forth, for the years indicated below, the compensation earned by our named executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Edward T. Tilly	2016	$1,000,000	$—	$2,714,536	$1,775,000	$464,047	$5,953,583
Chief Executive Officer (5)	2015	$966,667	$—	$2,097,232	$1,305,750	$429,633	$4,799,282
	2014	$800,000	$1,260,000	$1,959,171	$—	$347,586	$4,366,757

Edward L. Provost	2016	$630,000	$16,500	$1,710,183	$1,118,250	$365,928	$3,840,861
President and	2015	$613,333	$—	$1,389,516	$822,623	$356,906	$3,182,378
Chief Operating Officer (6)	2014	$530,000	$840,000	$1,211,604	$—	$325,975	$2,907,579

Alan J. Dean	2016	$525,000	$—	$912,230	$735,000	$293,977	$2,466,207
Executive Vice President	2015	$518,333	$—	$813,882	$639,818	$292,456	$2,264,489
and Chief Financial Officer	2014	$485,000	$720,000	$851,890	$—	$273,976	$2,330,866

Joanne Moffic-Silver	2016	$427,583	$—	$532,175	$535,477	$215,849	$1,711,084
Executive Vice President,	2015	$420,000	$—	$513,981	$426,545	$236,222	$1,596,748
General Counsel and	2014	$420,000	$525,000	$538,057	$—	$236,250	$1,719,307
Corporate Secretary

Gerald T. O'Connell	2016	$425,000	$333,333	$738,369	$525,583	$324,137	$2,346,422
Executive Vice President and	2015	$425,000	$333,333	$713,111	$517,948	$255,939	$2,245,331
Chief Information Officer (7)	2014	$425,000	$599,000	$746,594	$—	$243,750	$2,014,344
______________________

(1)
The amounts in the bonus column for 2014 represent bonuses paid to the individual under our annual incentive plan for services performed in 2014. For a discussion of our annual incentive plan, please see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive” above.

(2)
The amounts in the stock award column for 2016 represent the aggregate fair value of the awards granted to each named executive officer on February 19, 2016 for service in 2015 as computed in accordance with stock-based compensation accounting rules (Financial Standards Accounting Board ASC Topic 718). Awards for services performed in 2014 by named executive officers were granted in early 2015. Assumptions used in the calculation of these amounts are included in the footnotes to our 2016 consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. For PSUs-TSR, we used the Monte Carlo valuation model method to estimate the fair value of the award. For PSUs-EPS, we used the fair market value methodology to estimate the fair value of the award. Awards made in 2017 for 2016 performance are not reportable in this Summary Compensation Table. If the maximum level of performance were achieved in 2016 for the PSUs-EPS, the reported amounts would equal $1,250,090, $787,580, $420,116, $245,098 and $340,024 for each of Mr. Tilly, Mr. Provost, Mr. Dean, Ms. Moffic- Silver and Mr. O'Connell, respectively.

(3)
The amounts shown reflect awards to the named executive officers under our annual incentive plan. For a discussion of our annual incentive plan, please see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive” above. Annual incentive payments for services performed in 2015 and 2016 by named executive officers were paid in early 2016 and 2017, respectively.

(4)
The amounts shown represent benefits that were, from time to time, made available to our executives, including retirement plan contributions. For more information on the amounts shown in this column for 2016, please see the following “2016 All Other Compensation Detail” table.

(5)	Mr. Tilly was appointed Chairman effective February 28, 2017, in addition to serving as CEO.

(6)
Mr. Provost retired as President and Chief Operating Officer effective February 28, 2017. Mr. Provost's 2016 bonus includes an award of $16,500 in recognition of his contributions to the successful acquisition of Bats.

(7)
Mr. O'Connell retired as Executive Vice President and Chief Information Officer effective February 28, 2017. Mr. O'Connell's 2015 and 2016 bonuses include an award of $333,333 with respect to his continued role in the development of CBOE Vector.

2016 All Other Compensation Detail
Name	Qualified Defined Contributions(1)	Non-Qualified Defined Contributions(2)	Insurance(3)	Other(4)
Edward T. Tilly	$21,200	$439,950	$966	$1,931
Edward L. Provost	$21,200	$341,956	$2,772	$—
Alan J. Dean	$21,200	$270,005	$2,772	$—
Joanne Moffic-Silver	$21,200	$191,877	$2,772	$—
Gerald T. O'Connell	$21,200	$297,870	$5,067	$—
______________________

(1)
The amounts shown are matching contributions to our qualified 401(k) plan on behalf of each of the officers listed. In 2016, we matched employee contributions up to 4% of the employee's compensation, subject to statutory limitations. We matched 200% of such employee's contributions.

(2)
The amounts shown are our contributions to the non-qualified defined contribution plans on behalf of each named executive officer, including contributions made to the Supplemental Executive Retirement Plan and Executive Retirement Plan. We matched 200% of such employee's contributions. For a description of these plans, please see “Non-Qualified Defined Contribution Plans” below.

(3)	Represents the amount attributable to taxable life insurance in excess of $50,000.

(4)	Represents legal fees incurred in 2016 in connection with negotiating Employment Agreement to be paid in 2017.

2016 Grants of Plan-Based Awards
The 2016 grants of plan-based awards are as follows and are explained in more detail below:

2016 Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Edward T. Tilly	n/a	$750,000	$1,500,000	$3,000,000
	2/19/2016				5,057	10,114	20,228		$625,045
	2/19/2016				5,057	10,114	20,228		$625,045
	2/19/2016							20,227	$1,250,029
Edward L. Provost	n/a	$472,500	$945,000	$1,890,000
	2/19/2016				3,186	6,372	12,744		$393,790
	2/19/2016				3,186	6,372	12,744		$393,790
	2/19/2016							12,743	$787,517
Alan J. Dean	n/a	$367,500	$735,000	$1,470,000
	2/19/2016				1,700	3,399	6,798		$210,058
	2/19/2016				1,700	3,399	6,798		$210,058
	2/19/2016							6,797	$420,055
Joanne Moffic-Silver	n/a	$303,100	$606,200	$1,212,400
	2/19/2016				992	1,983	3,966		$122,549
	2/19/2016				992	1,983	3,966		$122,549
	2/19/2016							3,965	$245,037
Gerald T. O'Connell	n/a	$297,500	$595,000	$1,190,000
	2/19/2016				1,376	2,751	5,502		$170,012
	2/19/2016				1,376	2,751	5,502		$170,012
	2/19/2016							5,502	$340,024

All of the equity incentive awards were made in restricted stock units, half of which are subject to performance conditions. The restricted stock unit awards that are not subject to performance conditions have a three-year vesting schedule under which one-third of the shares granted will vest each year on the anniversary of the grant date. Dividend equivalent payments are made on these restricted stock units.
With respect to the restricted stock units subject to performance conditions, half of the performance share units, or 25% of the total restricted stock units, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our total shareholder return (calculated as the increase in our stock price over the performance period plus reinvested dividends, divided by the stock price at the beginning of the performance period) relative to the total shareholder returns for the S&P 500 Index during the performance period. The remaining half of the performance share units, or 25% of the total restricted stock units, have a performance condition under which the number of units that will ultimately be awarded will vary from 0% to 200% of the original grant, based on our cumulative earnings per share during the performance period. Dividends equivalent payments on these restricted stock units accrue and are paid out in shares upon vesting.
For all of the awards, vesting will accelerate upon death, disability or the occurrence of a change in control. Vesting will also accelerate upon a qualified retirement, except that the restricted stock units subject to performance conditions accelerate pro rata based on the number of days in employment during the performance period. Unvested portions of the restricted stock units will be forfeited if the executive officer terminates employment with us prior to the applicable vesting date. The restricted stock units are subject to non-compete, non-solicitation and confidentiality covenants.

2016 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth outstanding equity awards held by each named executive officer at December 31, 2016 based on the market value of our common stock on December 31, 2016.

Outstanding Equity Awards at December 31, 2016
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Edward T. Tilly	5,374	(1)	$397,085
	10,760	(2)	$795,056
	20,227	(3)	$1,494,573
				8,061	(4)	$595,627
				16,122	(5)	$1,191,255
				8,070	(6)	$596,292
				16,140	(7)	$1,192,585
				10,114	(8)	$747,323
				20,228	(9)	$1,494,647
Edward L. Provost	3,324	(1)	$245,610
	7,129	(2)	$526,762
	12,743	(3)	$941,580
				4,985	(4)	$368,342
				9,970	(5)	$736,683
				5,347	(6)	$395,090
				10,694	(7)	$790,180
				6,372	(8)	$470,827
				12,744	(9)	$941,654
Alan J. Dean	2,337	(1)	$172,681
	4,176	(2)	$308,565
	6,797	(3)	$502,230
				3,505	(4)	$258,984
				7,010	(5)	$517,969
				3,132	(6)	$231,423
				6,264	(7)	$462,847
				3,399	(8)	$251,152
				6,798	(9)	$502,304
Joanne Moffic-Silver	1,476	(1)	$109,062
	2,637	(2)	$194,848
	3,965	(3)	$292,974
				2,214	(4)	$163,592
				4,428	(5)	$327,185
				1,978	(6)	$146,154
				3,956	(7)	$292,309
				1,983	(8)	$146,524
				3,966	(9)	$293,048
Gerald T. O'Connell	2,048	(1)	$151,327
	3,659	(2)	$270,364
	5,502	(3)	$406,543

Outstanding Equity Awards at December 31, 2016
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
			3,072	(4)	$226,990
			6,144	(5)	$453,980
			2,744	(6)	$202,754
			5,488	(7)	$405,508
			2,751	(8)	$203,271
			5,502	(9)	$406,543
______________________

(1)	Grant of restricted stock units not subject to performance conditions on February 19, 2014. This portion of the restricted stock units vested on February 19, 2017.

(2)
Grant of restricted stock units not subject to performance conditions on February 19, 2015. The remaining portion of these restricted stock units vests one-half on each of February 19, 2017 and February 19, 2018.

(3)
Grant of restricted stock units not subject to performance conditions on February 19, 2016. These restricted stock units vest one-third on each of February 19, 2017, February 19, 2018 and February 19, 2019.

(4)
Grant of restricted stock units on February 19, 2014 subject to an earnings per share performance condition for the period from January 1, 2014 through December 31, 2016. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units vested on February 15, 2017 upon certification of the achievement of the performance conditions. See "Compensation Discussion and Analysis—2014 Grants" for more details.

(5)
Grant of restricted stock units on February 19, 2014 subject to a performance condition of total shareholder return relative to the S&P 500 Index for the period from January 1, 2014 through December 31, 2016. As of December 31, 2015, our performance exceeded target performance and, therefore, under Rule 402 of Regulation S-K, these awards are shown at the maximum amount. These restricted stock units vested on February 15, 2017 upon certification of the achievement of the performance conditions. See "Compensation Discussion and Analysis—2014 Grants" for more details.

(6)
Grant of restricted stock units on February 19, 2015 subject to an earnings per share performance condition for the period from January 1, 2015 through December 31, 2017. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units vest on or about February 19, 2018 upon certification of the achievement of the performance conditions.

(7)
Grant of restricted stock units on February 19, 2015 subject to a performance condition of total shareholder return relative to the S&P 500 Index for the period from January 1, 2015 through December 31, 2017. As of December 31, 2015, our performance exceeded target performance and, therefore, under Rule 402 of Regulation S-K, these awards are shown at the maximum amount. These restricted stock units vest on or about February 19, 2018 upon certification of the achievement of the performance conditions.

(8)
Grant of restricted stock units on February 19, 2016 subject to an earnings per share performance condition for the period from January 1, 2016 through December 31, 2018. Under Rule 402 of Regulation S-K, these awards are shown at the target performance amount. These restricted stock units vest on or about February 19, 2019 upon certification of the achievement of the performance conditions.

(9)
Grant of restricted stock units on February 19, 2016 subject to a performance condition of total shareholder return relative to the S&P 500 Index for the period from January 1, 2016 through December 31, 2018. As of December 31, 2016, our performance exceeded target performance and, therefore, under Rule 402 of Regulation S-K, these awards are shown at the maximum amount. These restricted stock units vest on or about February 19, 2019 upon certification of the achievement of the performance conditions.

2016 Vesting of Restricted Stock
The following table sets forth the equity awards that vested during 2016.

2016 Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward T. Tilly	24,875	$1,531,145
Edward L. Provost	14,288	$880,961
Alan J. Dean	11,728	$720,549
Joanne Moffic-Silver	7,566	$464,717
Gerald T. O'Connell	10,499	$644,867
2016 Non-Qualified Deferred Compensation

2016 Non-Qualified Deferred Compensation (1)
Name		Executive Contributions in Last FY(2)	Registrant Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Edward T. Tilly	SERP	81,630	163,260	60,538	—	1,397,938
	Exec Ret	—	276,690	703	—	1,498,556
Edward L. Provost	SERP	154,391	95,010	340,088	—	3,176,265
	Exec Ret	—	246,946	347,272	—	3,184,015
Alan J. Dean	SERP	53,989	71,985	60,431	—	1,174,317
	Exec Ret	—	198,019	48,765	—	1,653,460
Joanne Moffic-Silver	SERP	35,348	47,130	46,634	—	1,351,632
	Exec Ret	—	144,747	82,855	—	2,273,704
Gerald T. O'Connell	SERP	40,451	80,903	72,618	—	1,336,793
	Exec Ret	—	216,968	143,637	—	2,441,570
______________________

(1)	Executive and registrant contributions include contributions during 2016.

(2)
The amount of executive contributions made by each named executive officer and reported in this column is included in each named executive officer's compensation reported in the Summary Compensation Table under the column labeled “Salary.”

(3)
The amount of registrant contributions reported in this column for each named executive officer is also included in his or her compensation reported in the Summary Compensation Table under the column labeled “All Other Compensation.”

(4)	Earnings are based upon the investment fund selected by the named executive officer for each plan.
Non-Qualified Defined Contribution Plans
We do not have a defined benefit retirement plan. We currently have two non-qualified defined contribution plans in which the named executive officers participate: the Supplemental Executive Retirement Plan ("SERP") and the Executive Retirement Plan. The investment options for these plans only include investment options that are available under the qualified plans.
The SERP is designed for employees whose level of compensation exceeds the IRS defined annual compensation limit ($265,000 for 2016). Under the SERP, we match deferral contributions made by executives under the SERP with respect to compensation in excess of the IRS compensation limit. These contributions mirror those under the 401(k) plan. In 2016, we matched employee contributions up to 4% of the employee's compensation, subject to statutory limitations. We matched 200% of such contributions.

All named executive officers are eligible to participate in the Executive Retirement Plan. Our 2016 contribution to the Executive Retirement Plan was six percent of each participant's base salary and annual incentive, and, in the future, we expect to make further contributions consistent with this formula. Effective January 1, 2017, the Executive Retirement Plan is frozen to new executive officers and employees.
All of the named executive officers participate in the age-based component of the Executive Retirement Plan. In addition to the contribution to the Executive Retirement Plan described in the preceding paragraph, under the age-based component, we contribute to each eligible employee's account an amount equal to a percentage of the employee's base salary and cash incentive, based on such employee's age at the start of the year, as set forth in the table below.

Age of Participant	Contribution Percentage
Under 45	1%
45 to 49	3%
50 to 54	6%
55 to 59	9%
60 to 64	11%
65 and over	None
All of our contributions to non-qualified defined contribution plans vest 20% for each year of continuous service, identical to the qualified 401(k) plan. All of our named executive officers are fully vested in the plans.
SEVERANCE, CHANGE IN CONTROL AND EMPLOYMENT-RELATED AGREEMENTS
We currently have an employment agreement with Mr. Tilly and the rest of the named executive officers are covered by the Executive Severance Plan. The material terms of the agreement and the plan are discussed below.
Mr. Tilly's Employment Agreement
Under the Employment Agreement as in effect on December 31, 2016, and as amended and restated on February 27, 2017 (the "Employment Agreement"), Mr. Tilly serves as our Chairman and CEO. The Employment Agreement, as amended and restated, is scheduled to expire on December 31, 2019, and thereafter will be automatically renewed for successive one-year terms unless either the Company or Mr. Tilly gives notice not to renew the agreement at least 180 days prior to the expiration of the then current term.
The Employment Agreement provides for an annual base salary of $1,150,000.  Mr. Tilly is also eligible to receive cash and equity incentive awards, each in the sole discretion of the Board, except that for 2017 the Employment Agreement, as amended and restated, provides that Mr. Tilly will be eligible for a target annual incentive award opportunity of $1,897,500 and a target annual equity incentive award having a grant date value of $3,000,000. Mr. Tilly is entitled to participate in all of our employee benefit and fringe benefit plans that are generally available to similarly situated members of senior management. Pursuant to the Employment Agreement, Mr. Tilly has agreed to certain non-compete provisions during the employment term and for two years thereafter.
If the Employment Agreement is terminated without cause by us, for good reason by Mr. Tilly (as defined in the Employment Agreement), or due to Mr. Tilly’s death or disability, we will pay Mr. Tilly a severance payment equal to two times the sum of his then-current annual base salary and his annual target cash incentive, a prorated bonus for the year of termination, based on the portion of the calendar year worked and actual levels of performance attained for the year, a lump sum payment equal to the employer contributions Mr. Tilly would have received under the Company’s retirement plans had his employment continued for a period of two additional years, and COBRA premiums for 18 months and, at the end of such period, reimbursement of premiums for six additional months of coverage under a comparable individual health policy. Mr. Tilly would also receive these same benefits if he is terminated without cause or resigns for good reason within 18 months after a change in control, except that he will be reimbursed for 18 months of individual health coverage following the expiration of his COBRA period, rather than six months.

Executive Severance Plan
The other named executive officers do not have employment agreements; however, the Compensation Committee believes it is appropriate to provide an Executive Severance Plan to encourage retention, maintain a consistent management team to effectively run our operations and allow executives to focus on our strategic business priorities. In 2016, the plan covered Mr. Provost, Mr. Dean, Ms. Moffic-Silver and Mr. O'Connell, as well as one of our other officers. Effective February 16, 2017, the plan covered Mr. Provost, Mr. Dean, Ms. Moffic-Silver and Mr. O'Connell as well as three of our other officers. Under the plan, an executive who experiences an involuntary termination (as defined in the plan, which includes a resignation for good reason) is entitled to receive the following severance benefits:

•
the executive's accrued salary, unpaid expenses, accrued and unpaid vacation days through the date of termination and any unpaid bonus earned in any year prior to the year in which the executive's employment terminates,

•	an amount equal to a pro-rated bonus for the year of employment termination, based on actual performance for such year,

•
a severance payment in an amount equal to the sum of the executive's base salary and target annual bonus (or, in the case of Mr. Dean, Mr. Provost, Mr. O’Connell and Ms. Moffic-Silver, two times the sum of their base salary and target annual bonus), and

•	COBRA premiums for 18 months.
The Board has taken action to provide that Messrs. O’Connell and Provost will receive these severance benefits upon their retirement from the Company upon or following the acquisition of Bats.

If the executive's employment is terminated either by us for cause, or by the executive other than for good reason (each as defined in the plan), we will pay the executive any unpaid bonus and accrued benefits.
If the executive is terminated in connection with a change in control, which includes a termination without cause or a resignation for good reason that occurs within a period beginning six months before a change in control and ending two years after, such executive will also receive a cash payment equal to the value of a pro-rated equity award based on the portion of the calendar year during which the executive is employed by the Company. The plan also provides that we will require any successor to expressly assume and agree to maintain the plan.
In addition to the above, the plan provided Messrs. O'Connell and Provost with certain death and disability benefits if the executive died or was terminated due to becoming disabled. These benefits included accrued but unpaid salary; a pro-rated target bonus and a salary and bonus payment in an amount equal to the sum of (a) two times his annual rate of base salary and (b) two times his target annual bonus. The plan also provided that, for Messrs. O'Connell and Provost, the salary and target bonus amount to be paid as the severance benefit would be deemed compensation for the Company's non-qualified plans. Messrs. O'Connell and Provost have also agreed to certain non-compete and non-solicitation provisions during their employment and for a period of two years following termination of their employment.
Severance Payments
The following table shows the potential payment to each officer pursuant to, for Mr. Tilly, his employment agreement, and, for the other named executive officers, the Executive Severance Plan, each discussed above, upon the termination of the executive's employment either without cause by us or for good reason by the executive (including following a change in control) and payments upon death or disability. The amounts shown assume that the termination or event occurred on December 31, 2016.

Name		Salary	Cash Incentive(4)	Stock Vesting Acceleration	Equity Award	Other(5)	Total
Edward T. Tilly	(1)	$2,000,000	$4,500,000	$—	$2,500,000	$1,342,387	$10,342,387
	(2)	$2,000,000	$4,500,000	$6,565,200	$2,500,000	$1,342,387	$16,907,587
	(3)	$2,000,000	$4,500,000	$6,565,200	$—	$1,342,387	$14,407,587

Edward L. Provost	(1)	$1,260,000	$2,835,000	$—	$—	$1,071,137	$5,166,137
	(2)	$1,260,000	$2,835,000	$4,182,470	$1,575,000	$1,071,137	$10,923,607
	(3)	$1,260,000	$2,835,000	$4,182,470	$1,575,000	$1,066,137	$10,918,607

Alan J. Dean	(1)	$1,050,000	$2,205,000	$—	$—	$47,387	$3,302,387
	(2)	$1,050,000	$2,205,000	$2,466,596	$840,000	$47,387	$6,608,983
	(3)	$—	$—	$2,466,596	$—	$—	$2,466,596

Joanne Moffic-Silver	(1)	$866,000	$1,818,600	$—	$—	$29,106	$2,713,706
	(2)	$866,000	$1,818,600	$1,509,425	$606,200	$29,106	$4,829,331
	(3)	$—	$—	$1,509,425	$—	$—	$1,509,425

Gerald T. O'Connell	(1)	$850,000	$1,785,000	$—	$—	$525,656	$3,160,656
	(2)	$850,000	$1,785,000	$2,094,264	$680,000	$525,656	$5,934,920
	(3)	$850,000	$1,785,000	$2,094,264	$680,000	$519,656	$5,928,920
______________________

(1)	Represents amounts to be paid in connection with a termination of the executive's employment by us without cause or a termination of employment by the executive for good reason.

(2)	Represents amounts to be paid in connection with a termination of the executive's employment by us without cause or by the executive for good reason following a change in control.

(3)	Represents amounts to be paid in connection with death or disability.

(4)
The amounts shown represent, in the aggregate, amounts of any unpaid bonus earned in any year prior to the year in which the executive's employment terminates, an amount equal to a pro-rated target bonus, and a bonus payment in an amount equal to two times target bonus.

(5)
The amounts shown represent amounts contributed on behalf of the executive under our qualified and non-qualified defined contribution plans in connection with such executive's termination. It also includes estimated medical insurance cost (based upon total monthly premiums as of December 31, 2016) for COBRA premiums for 18 months. The reimbursement for Mr. Tilly for at the end of such period, insurance premiums for 6 months for termination and 18 months is not included. All of the named executive officers are fully vested in our qualified and non-qualified defined contribution plans, so there is no acceleration of vesting on these events.

EQUITY COMPENSATION PLAN INFORMATION
The following is information about our equity compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	N/A(1)	N/A(1)	4,619,107
Equity compensation plans not approved by security holders	—	—	—
Total	N/A(1)	N/A(1)	4,619,107
______________________

(1)
The Company has grants of restricted stock and restricted stock units covering a total of 480,592 shares of our common stock outstanding as of December 31, 2016 under the Second Amended and Restated Long-Term Incentive Plan.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, the Board is providing our stockholders with an advisory vote to approve executive compensation. This advisory vote, commonly known as a "say-on-pay" vote, is a non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The Board has adopted a policy of providing for annual say-on-pay votes in accordance with the results of our last stockholder advisory vote at our 2011 Annual Meeting of Stockholders on the frequency of which a say-on-pay vote should be held. Our stockholders are also being asked at the Annual Meeting, as described in Proposal Three, to vote again on whether the say-on-pay vote should be held every 3 years, every 2 years or every 1 year.
As discussed in the "Compensation Discussion and Analysis" section, our executive compensation program is designed to meet the following objectives:

•	attract and retain talented and dedicated executives,

•	motivate our executives to achieve corporate goals that create value for our stockholders, and

•	align the compensation of our executive officers with stockholder returns.
The Compensation Committee has implemented the following best practices applicable to our executive officers in order to achieve these objectives:

•	a high proportion of performance-based compensation with limits on all incentive award payouts,

•	stock ownership guidelines,

•	double trigger change in control provisions in the Employment Agreement and the Executive Severance Plan,

•	prohibition on hedging,

•	prohibition of pledging,

•	elimination of tax gross-up payments in the event of a change in control, and

•	clawbacks of incentive compensation.
We believe that the compensation paid to the named executive officers is appropriate to align their interests with those of our stockholders to generate stockholder returns. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following non-binding resolution:
RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement, including under the heading "Compensation Discussion and Analysis," the accompanying compensation tables and the corresponding narrative discussion.
As this is an advisory vote, the outcome of the vote is not binding on us with respect to executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board value the opinions of our stockholders. The Compensation Committee and Board will consider the results of the say-on-pay vote and evaluate whether any actions should be taken in the future.
Non-binding approval of our executive compensation program would require that a majority of the shares cast on this matter be cast in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors recommends that the stockholders vote FOR Proposal Two.

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE FREQUENCY OF
EXECUTIVE COMPENSATION VOTE

The Board is asking our stockholders to indicate the frequency with which they believe a "say-on-pay" vote, such as that provided for in Proposal Two above, should occur. Stockholders may indicate whether they prefer that we hold a say-on-pay vote every 3 years, every 2 years or every 1 year, or they may abstain.

At our 2011 Annual Meeting of Stockholders, a majority of our stockholders cast their vote in favor of holding an annual advisory vote on the compensation of our named executive officers. Following that meeting, the Board adopted a policy of providing for annual say-on-pay votes.

The Board continues to believe that a frequency of "every 1 year" for the advisory vote on executive compensation is the optimal interval for conducting and responding to a say-on-pay vote. The Compensation Committee has designed our executive compensation program to align the interests of our executives and stockholders and create long-term value. Conducting a vote every year provides stockholders and the Compensation Committee the opportunity to evaluate our compensation program using metrics more focused on a long-term basis and the opportunity to evaluate our compensation programs with the benefit of stockholder feedback more regularly.

Accordingly, the Board recommends that our stockholders vote for a frequency of "every 1 year" when voting on the advisory vote on the frequency of a say-on-pay vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, that the frequency with which they prefer to have a say-on-pay vote is:

•every 3 years;

•every 2 years;

•every 1 year; or

•abstain from voting.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every 1, 2 or 3 years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board's recommendation. The option between every 3, every 2 or every 1 years that receives a plurality of the votes cast in favor will be deemed to have passed. Abstentions and broker non-votes will not affect the vote.

 As this is an advisory vote, it is not binding on us and our Compensation Committee and Board. We may decide that it is in our interests and the interests of our stockholders to hold a say-on-pay vote more or less frequently than the preference receiving the highest number of votes. Our Compensation Committee and Board expect to take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

The Board of Directors recommends that the stockholders vote FOR the option of "EVERY 1 YEAR" for the frequency that we will hold a non-binding advisory vote to approve the compensation paid to our executive officers.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General
Deloitte, an independent registered public accounting firm, served as our independent registered public accounting firm for the year ended December 31, 2016, and our Audit Committee has again selected Deloitte to serve as our independent registered public accounting firm for the 2017 fiscal year. Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Although stockholder ratification is not required by our Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that stockholders ratify the selection of Deloitte as our independent registered public accounting firm for the 2017 fiscal year. If stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider its appointment.
The ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2017 fiscal year requires that a majority of the shares cast on this matter be cast in favor of the proposal. Your broker is permitted to vote your shares of common stock on this matter even when you have not given voting instructions. Abstentions will not be counted as votes cast and therefore will not affect the vote.
The Board of Directors and the Audit Committee recommends that stockholders vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2017 fiscal year.
Accounting Fees
The following table presents fees billed to us by the principal accountant for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees	$959,485	$768,275
Audit-Related Fees	$1,533,651	$524,388
Tax Fees	$260,685	$274,617
All Other Fees	$ —	$ —
Total	$2,753,821	$1,567,280
Audit Fees consist of the aggregate fees billed for professional services rendered by Deloitte for the audit of our annual consolidated financial statements, quarterly reviews of our unaudited financial statements, and review of our internal controls over financial reporting.
Audit-Related Fees consist of the aggregate fees billed for professional services by Deloitte for assurance and audit services related to the audit or review of our financial statements, including standalone audits of certain exchanges, employee benefit plan audits and Chicago Board Options Exchange Political Action Committee audits, services related to our acquisition of Bats, and other assurance services.
Tax Fees consist of the aggregate fees billed for professional services by Deloitte for tax compliance, tax advice, tax planning and the preparation of federal and state tax filings.
Pre-Approval Policies and Procedures
The Audit Committee of the Board has adopted policies and procedures for the pre-approval of services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Such policies and procedures provide that the Audit Committee shall pre-approve all auditing and permitted non-audit services (including the fees and terms thereof).

As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee has delegated certain pre-approval authority to its Chair. The Chair must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for our internal controls and financial reporting process. Deloitte, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of our internal control over financial reporting.
In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements.

•
The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

•
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding its conversations with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.
Audit Committee
Edward J. Fitzpatrick, Chair
William M. Farrow III
Carole E. Stone

INCORPORATION BY REFERENCE
Under the heading "Relationships and Related Party Transactions" in this Proxy Statement, we have incorporated by reference the information described the heading "Interests of Bats' Directors and Executive Officers in the Merger" in the definitive joint proxy statement/prospectus dated December 9, 2016, filed by CBOE Holdings with the SEC on December 12, 2016, as amended and supplemented from time to time. This document may also be obtained, free of charge, upon your oral or written request, by writing to: CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois, 60605, Attn: Investor Relations; by sending an e-mail to: investorrelations@cboe.com; or by calling (312) 786-5600 and asking for Investor Relations.

STOCKHOLDER PROPOSALS
Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year's annual meeting must timely submit the proposal to the Corporate Secretary, CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605. Stockholder proposals for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders must be received on or before December 7, 2017 and must comply in all other respects with applicable SEC rules.
Any stockholder who wishes to propose any business or nominate a person for election to the Board to be considered by the stockholders at the 2018 Annual Meeting of Stockholders, which proposal or nomination would not be included in the Company’s proxy statement, must notify the Corporate Secretary of CBOE Holdings, Inc. in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the Annual Meeting.
As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no earlier than January 18, 2018 and no later than February 17, 2018, unless our annual meeting date occurs more than 30 days before or more than 70 days after May 18, 2018, in which case the stockholder's notice must be received not later than the tenth day following the day on which public announcement is first made of the date of the annual meeting. The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at the address set forth above.
April 6, 2017

CBOE HOLDINGS

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 17, 2017.

Vote by Internet

- Go to **www.investorvote.com/CBOE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and FOR EVERY 1 YEAR on Proposal 3.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Edward T. Tilly	☐	☐	☐	02 - James R. Boris	☐	☐	☐	03 - Frank E. English, Jr.	☐	☐	☐
04 - William M. Farrow III	☐	☐	☐	05 - Edward J. Fitzpatrick	☐	☐	☐	06 - Janet P. Froetscher	☐	☐	☐
07 - Jill R. Goodman	☐	☐	☐	08 - Christopher T. Mitchell	☐	☐	☐	09 - Roderick A. Palmore	☐	☐	☐
10 - Joseph P. Ratterman	☐	☐	☐	11 - Michael L. Richter	☐	☐	☐	12 - Samuel K. Skinner	☐	☐	☐
13 - Carole E. Stone	☐	☐	☐	14 - Eugene S. Sunshine	☐	☐	☐				

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Proposal	For	Against	Abstain
2. Advisory proposal to approve the Company's executive compensation.	☐	☐	☐
4. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Advisory proposal to approve the frequency of an advisory vote on the Company's executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X +

02J12E

ADMISSION TICKET — 2017 ANNUAL MEETING

2017 Annual Meeting of Stockholders
CBOE HOLDINGS, INC.
Thursday, May 18, 2017
9:00 A.M.
400 South LaSalle Street
Chicago, Illinois 60605

This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable.
We may also ask you to present valid photo identification to enter the Annual Meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2016 Annual Report to Stockholders are available at:
http://ir.cboe.com/annual-proxy.aspx

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CBOE HOLDINGS

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Proxy — CBOE HOLDINGS, INC.

2017 Annual Meeting of Stockholders — May 18, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Edward T. Tilly and Joanne Moffic-Silver, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of CBOE Holdings, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Stockholders of the company to be held on May 18, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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